Exhibit 2.1

Strictly Confidential	EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

WAYSTAR HOLDING CORP.,

MORTON MERGER SUB 1, INC.,

ISOTOPE HOLDING, LLC,

ISOTOPE SOFTWARE PARENT, LLC,

IODINE SOFTWARE HOLDINGS, INC.

AND

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

as Equityholder Representative

Dated as of July 23, 2025

i

5.9	Taxes	41
5.10	Real Property	42
5.11	Personal Property	43
5.12	Intellectual Property	43
5.13	Privacy	44
5.14	Artificial Intelligence	44
5.15	Material Contracts	44
5.16	Company Benefit Plans	46
5.17	Labor	47
5.18	Litigation	47
5.19	Compliance with Laws; Permits	48
5.20	Anti-Corruption and Anti-Bribery Laws	49
5.21	Insurance	49
5.22	Related Party Agreements	49
5.23	Brokers’ Fee	49
5.24	Environmental Matters	50

Article VI REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUBS		50

6.1	Organization and Good Standing	50
6.2	Merger Subs’ Operations	50
6.3	Authorization of Agreement	50
6.4	Conflicts; Consents of Third Parties	51
6.5	Capitalization; Buyer Stock Consideration	51
6.6	Financial Statements	52
6.7	Absence of Certain Developments	53
6.8	Litigation	53
6.9	Compliance with Laws	53
6.10	Financial Capability	54
6.11	Solvency	54
6.12	Taxes	54
6.13	Brokers’ Fee	55
6.14	Non-Reliance	55

Article VII COVENANTS		55

7.1	Access to Information	55
7.2	Conduct of the Business Pending the Closing	57
7.3	Regulatory Approvals	60
7.4	Further Assurances	62
7.5	Confidentiality	62
7.6	Indemnification, Exculpation and Insurance	62
7.7	Publicity	64
7.8	Conduct of Buyer Prior to Closing	65
7.9	Tax Matters	65
7.10	R&W Insurance Policy	67
7.11	Exclusive Dealings	67

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7.12	Employee Matters	67
7.13	Section 280G	68
7.14	Recapitalization Transactions	69
7.15	Stock Exchange Listing	69
7.16	Consents	69
7.17	Termination of Related Party Agreements and Transactions	69
7.18	Financing Assistance	69

Article VIII CONDITIONS TO CLOSING		71

8.1	Conditions Precedent to Obligations of Buyer, Merger Subs, Parent and the Company	71
8.2	Conditions Precedent to Obligations of Buyer and Merger Subs	71
8.3	Conditions Precedent to Obligations of Parent and the Company	72
8.4	Frustration of Closing Conditions	72

Article IX TERMINATION		73

9.1	Termination of Agreement	73
9.2	Effect of Termination	73

Article X MISCELLANEOUS		74

10.1	Survival	74
10.2	Expenses	74
10.3	Governing Law; Jurisdiction; Consent to Service of Process; Waiver of Jury	75
10.4	Entire Agreement	76
10.5	Amendments and Waivers	76
10.6	Notices	77
10.7	Severability	77
10.8	Binding Effect; Assignment	78
10.9	No Third Party Beneficiaries	78
10.10	Legal Representation	78
10.11	Non-Recourse	79
10.12	Specific Performance	79
10.13	Release	80
10.14	Counterparts	81
10.15	Equityholder Representative	81

Exhibits and Schedules

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Accredited Investor Questionnaire
Schedule A	Recapitalization Transactions

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 23, 2025, is entered into by and among: (i) Waystar Holding Corp., a Delaware corporation (“Buyer”); (ii) Morton Merger Sub 1, Inc., a Delaware corporation (“Reverse Merger Sub”); (iii) Isotope Holding, LLC, a Delaware limited liability company (“Forward Merger Sub”); (iv) Iodine Software Holdings, Inc., a Delaware corporation (the “Company”); (v) Iodine Software Parent, LLC, a Delaware limited liability company (“Parent”) and (vi) Shareholder Representative Services LLC, a Colorado limited liability company (the “Equityholder Representative”), solely in its capacity as the representative of the Equityholders.

W I T N E S S E T H:

WHEREAS, Parent owns all of the issued and outstanding capital stock of the Company, comprising shares of Common Stock, par value $0.0001 per share (the “Common Shares”).

WHEREAS, immediately prior to the First Effective Time, Parent and the Company shall undertake the corporate transactions set forth on Schedule A (such transactions, the “Recapitalization Transactions”) such that, following such Recapitalization Transactions, the Common Shares will be owned directly by the members of Parent;

WHEREAS, immediately following the Recapitalization Transaction, the Company, Buyer and Reverse Merger Sub intend to effect a merger of Reverse Merger Sub with and into the Company in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), pursuant to which, among other things, Reverse Merger Sub will cease to exist and the Company will become a subsidiary of Buyer (the “First Merger”);

WHEREAS, immediately following the First Merger, the Surviving Corporation, Buyer and Forward Merger Sub intend to effect a merger of the Surviving Corporation with and into Forward Merger Sub in accordance with this Agreement, the DGCL and the Limited Liability Company Act of the State of Delaware (the “DLLCA”), pursuant to which, among other things, the Surviving Corporation will cease to exist (the “Second Merger,” and together with the First Merger, the “Mergers”);

WHEREAS, the respective boards of directors or boards of managers, as applicable, of Buyer, Reverse Merger Sub, Forward Merger Sub, Parent and the Company have approved and declared advisable this Agreement and the transactions contemplated hereby, including the Mergers, in accordance with the DGCL and the DLLCA, as applicable, and upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, for U.S. federal income tax purposes, (a) it is intended that the Mergers, taken together, constitute a single, integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code, and (b) this Agreement is intended to constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Section 368(a) of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a);

WHEREAS, (i) the board of directors of Reverse Merger Sub has recommended to the stockholders of Reverse Merger Sub the adoption of this Agreement and the First Merger in accordance with the DGCL and (ii) Buyer, as the sole stockholder of Reverse Merger Sub, has delivered a written consent in accordance with the DGCL and the certificate of incorporation and bylaws of Reverse Merger Sub adopting this Agreement and the First Merger under the DGCL, which consent by its terms is effective immediately following the execution and delivery of this Agreement in accordance with Section 228 of the DGCL (the “Reverse Merger Sub Stockholder Approval”);

Strictly Confidential

WHEREAS, (i) the board of managers of Forward Merger Sub has recommended to the stockholders of Forward Merger Sub the adoption of this Agreement and the Second Merger in accordance with the DLLCA and (ii) Buyer, as the sole stockholder of Forward Merger Sub, has delivered a written consent in accordance with the DLLCA and the limited liability company agreement of Forward Merger Sub adopting this Agreement and the Second Merger under the DLLCA, which consent by its terms is effective immediately following the execution and delivery of this Agreement in accordance with Section 18-302(d) of the DLLCA (the “Forward Merger Sub Stockholder Approval”);

WHEREAS, concurrently with the execution and delivery of this Agreement, certain Equityholders are entering into support agreements with Buyer pursuant to which, among other things, such Equityholders have agreed to certain covenants in connection with and the consummation of the transactions contemplated hereby (each, a “Support Agreement” and, collectively, the “Support Agreements”);

WHEREAS, concurrently with the execution and delivery of this Agreement, certain Equityholders are entering into a Stockholder and Lockup Agreement with Buyer and a Registration Rights Agreement joinder with Buyer; and

WHEREAS, (i) the board of directors of the Company has recommended to the sole stockholder of the Company the adoption of this Agreement and the Mergers in accordance with the DGCL and (ii) Parent, as the sole stockholder of the Company, in accordance with the DGCL and the certificate of incorporation and bylaws of the Company, will vote all of the Common Shares in favor of adopting this Agreement and the Mergers under the DGCL at a special meeting of the sole stockholder of the Company promptly following the recommendation of the board of directors of the Company and the execution and delivery of this Agreement (the “Company Stockholder Approval”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

Article I

DEFINITIONS

1.1            Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Advent Equityholder” means AIO Holdings, LP.

Strictly Confidential

“Accredited Investor” means a Person that is an “accredited investor” as defined in Rule 501 of Regulation D of the Securities Act.

“Acquired Companies” means, collectively, the Company and each of the Company Subsidiaries.

“Adjustment Escrow Account” means the escrow account established pursuant to the Escrow Agreement in respect of the Adjustment Escrow Amount.

“Adjustment Escrow Amount” means an amount in cash equal to $10,000,000.

“Adjustment Escrow Release Amount” means (a) the Adjustment Escrow Amount minus (b) the Net Negative Purchase Price Adjustment Amount (if any); provided that if this adjustment amount is a negative number, the Adjustment Escrow Release Amount will be $0.

“Adjustment Escrow Release Amount Per Share” means (a) the Adjustment Escrow Release Amount divided by (b) the Fully Diluted Share Number.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise; provided that, except with respect to Section 3.4(e), Section 7.7 and Section 10.11 (including the definition of “Non-Party”), in no event shall (i) Buyer or either Merger Sub be considered an Affiliate of any investment fund or other direct or indirect equityholder of Buyer and/or any “portfolio company” (as such term is customarily understood among institutional private equity investors) of any of the foregoing and (ii) any investment fund or other direct or indirect equityholder of Buyer and/or any “portfolio company” (as such term is customarily understood among institutional private equity investors) of any of the foregoing be considered an Affiliate of Buyer or either Merger Sub.

“Agreed Principles” means (a) the accounting methods, policies, procedures, calculations, techniques, and methodologies set forth on Schedule 1.1(a)(i) of the Company Disclosure Schedules; (b) to the extent not inconsistent with (a) and only to the extent consistent with GAAP, the same principles, policies, practices, and procedures as those used in preparing the Financial Statements dated December 31, 2024; and (c) if not otherwise addressed in (a) or (b), GAAP. For the avoidance of doubt, clause (a) shall take precedence over clauses (b) and (c), and clause (b) shall take precedence over clause (c).

“AI Tools” means any artificial intelligence or machine-based system that, for explicit or implicit objectives, infers, from the input it receives, how to generate outputs such as predictions, content, recommendations, or decisions that may influence physical or virtual environments, in each case used by or proprietary to any of the Acquired Companies, including large language models and algorithms, augmented human intelligence, deep learning and similar technologies, systems or software.

Strictly Confidential

“Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, in each case, as amended, and any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition, or restraint of trade.

“Business Day” means any day of the year other than (a) a Saturday, Sunday or federal holiday in the United States or (b) a day on which national banking institutions in New York, New York are required or authorized to close.

“Buyer Common Stock” means the common stock, par value $0.01 per share, of Buyer.

“Buyer Fundamental Representations” means the representations and warranties contained in Section 6.1 (Organization and Good Standing), Section 6.3 (Authorization of Agreement), Section 6.4(a)(i) (Conflicts), Section 6.5(b) (Capitalization; Buyer Stock Consideration), Section 6.5(c) (Capitalization; Buyer Stock Consideration) and Section 6.12 (Brokers’ Fee).

“Buyer SEC Reports” means all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Buyer with the SEC under the Exchange Act or the Securities Act since Buyer’s incorporation.

“Buyer Stock Price” means $37.31.

“Bylaws” means the Bylaws of the Company, as amended from time to time in accordance with their terms and conditions.

“Cash” means the aggregate amount of cash, cash equivalents, and marketable securities (only to the extent convertible into unrestricted cash within thirty (30) days) of the Acquired Companies calculated on a consolidated basis and determined in accordance with the Agreed Principles. For the avoidance of doubt, (i) Cash shall be calculated net of Excluded Cash and all checks, wires, transfers or drafts written by the Acquired Companies, but not cleared and (ii) Cash shall include the amount of any cash and checks previously received by the Acquired Companies or their respective banks, whether or not cleared, and deposits in transits. Cash shall be reduced by any Cash used after the Measurement Time of Cash to pay or reduce any Company Transaction Expenses or Debt prior to the Measurement Time of Company Transaction Expenses and Debt.

“Cash Consideration Percentage” means, for each Equityholder, 100% minus such Equityholder’s Equity Consideration Percentage. For the avoidance of doubt, the Cash Consideration Percentage for any Equityholder that is not an Accredited Investor is one hundred percent (100%).

“Certificate of Incorporation” means the Certificate of Incorporation of the Company, as amended from time to time in accordance with its terms and conditions.

“Class A Unit” means a Class A Unit of Parent with the rights and preferences set forth in the Parent LLC Agreement.

Strictly Confidential

“Class B Unit” means a Class B Unit of Parent with the rights and preferences set forth in the Parent LLC Agreement.

“Clayton Act” means the Clayton Act of 1914, as amended, and the rules and regulations promulgated thereunder.

“Closing Cash” means Cash as of the Measurement Time.

“Closing Cash Consideration” means, for each Equityholder, an amount of cash equal to the sum of (a) (i) such Equityholder’s Closing Consideration Amount, multiplied by (ii) such Equityholder’s Cash Consideration Percentage, plus (b) the aggregate amount of cash to be paid to such Equityholder in lieu of any fractional shares pursuant to Section 2.8(b), as applicable.

“Closing Consideration Amount” means, for each Equityholder, an amount equal to the product of (a) the Closing Per Share Price, multiplied by (b) such Equityholder’s number of Common Shares held immediately prior to the Effective Time.

“Closing Debt” means Debt as of the Measurement Time.

“Closing Per Share Price” means (a) (i) Estimated Merger Consideration minus the sum of (ii) the Adjustment Escrow Amount and Expense Reserve Holdback Amount divided by (b) the Fully Diluted Share Number.

“Closing Stock Consideration” means, for each Equityholder, a number of shares of Buyer Common Stock equal to (i) (A) such Equityholder’s Closing Consideration Amount, multiplied by (B) such Equityholder’s Equity Consideration Percentage, divided by (ii) the Buyer Stock Price.

“Closing Transaction Expenses” means Company Transaction Expenses that are unpaid as of the Measurement Time.

“Closing Working Capital” means Net Working Capital as of the Measurement Time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each retirement, supplemental retirement, deferred compensation, profit sharing, bonus, incentive compensation, commission, stock purchase, equity or equity-based, employment, individual consulting, severance, change in control, employee loan, fringe benefit, retiree medical or life insurance, or other compensation or benefits plan, policy, agreement, program or arrangement, whether or not subject to ERISA, sponsored, maintained or contributed to (or required to be contributed to) by any Acquired Company for current or former employees, directors or individual independent contractors of any Acquired Company, or under which any Acquired Company has any current or potential liability.

Strictly Confidential

“Company Fundamental Representations” means the representations and warranties contained in Section 4.1 (Organization and Good Standing), Section 4.2 (Authorization of Agreement), Section 4.3 (Ownership), Section 4.4(a)(i) (Conflicts), Section 5.1 (Organization and Good Standing), Section 5.2 (Authorization of the Agreement), Section 5.3(a)(i) (Conflicts), Section 5.4 (Capitalization) and Section 5.23 (Brokers’ Fee).

“Company Owned IP” means all Intellectual Property owned or purported to be owned by the Acquired Companies.

“Company Subsidiary” means any Person of which a majority of the outstanding share capital, voting securities or other voting equity interests are owned, directly or indirectly, by the Company, as of the date hereof.

“Company Transaction Expenses” means, whether or not actually accrued as of the Closing and calculated assuming the Closing has occurred, (a) any unpaid fees, costs and expenses incurred or subject to reimbursement by any Acquired Company and not paid prior to the Closing, in each case in connection with the process of selling the Acquired Companies, including the evaluation of strategic alternatives, potential transactions with other potential buyers, and the transactions contemplated by this Agreement, whether or not incurred by Parent or any Acquired Company, including the costs, fees (including any brokerage fees, commissions, finders’ fees, or financial advisory fees) and expenses incurred by any Acquired Company in connection with the Transactions for investment bankers, third party consultants, advisors, legal counsel, accountants, and other service providers, (b) all fees, costs and expenses or payments made or required to be made by any Acquired Company related to any transaction, retention or similar bonuses (but, for the avoidance of doubt, not regular or contractually required bonuses payable in the Ordinary Course of Business, which shall be included in Net Working Capital), severance payments and other employee-related change-in-control payments payable to any director, officer or employee of any Acquired Company solely as a result of the consummation of the contemplated Transactions (including the employer portion of any withholding, payroll, social security, employment or similar Taxes) and any withholding, payroll, social security, employment or similar Taxes payable by any Acquired Company related to the Recapitalization Transactions or the vesting of any incentive awards of Parent or any Acquired Company solely as a result of the contemplated Transactions (but excluding (i) any post-Closing liabilities or obligations arising as a result of the consummation of the contemplated Transactions, and (ii) any consideration payable to any director, officer or employee of any Acquired Company, in the case of each of the foregoing clauses (i) and (ii), due to actions or decisions made by Buyer) and (c) to the extent unpaid as of the Closing, any reimbursement or other payments, fees, costs or expenses payable to Parent, any Equityholder, director or manager of Parent or any Acquired Company or any of their respective Affiliates by any Acquired Company (and any withholding, payroll, social security, employment or similar Taxes with respect thereto), including any termination, exit or similar fees and expenses or other amounts payable under the terms of any advisory, management, or other similar agreement or arrangement between Parent, the Company or any Acquired Company and the Equityholders, any director or manager of Parent or any Acquired Company or any of their respective Affiliates (but in each case, excluding (i) compensation payable to any employee of any Acquired Company in such capacity and (ii) expenses incurred by any employee of any Acquired Company subject to reimbursement by any Acquired Company in the ordinary course of business); provided that “Company Transaction Expenses” shall not include any amounts reflected in Debt or Net Working Capital.

Strictly Confidential

“Contract” means any legally binding contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, or license, which is currently in effect.

“Debt” means, without duplication, all obligations or liabilities (including the principal amount, accrued interest, prepayment or other premiums, penalties or make-whole payments or other costs, fees or expenses (if any) or that otherwise would be required to be paid by the borrower pursuant to a customary payoff letter and in connection with the repayment, termination, redemption, satisfaction and discharge of any Debt) of any Acquired Company, (a) for borrowed money; (b) evidenced by notes, bonds, debentures or mortgages or any other debt security, but excluding letters of credit to the extent not drawn upon; (c) under any leases recorded as capital or finance leases in the Financial Statements or which are required to be recognized as capital or finance leases in accordance with GAAP (without giving effect to ASC 842 for operating leases); (d) for the Tax Liability Amount, (e) for any unfunded or underfunded liabilities pursuant to any pension or nonqualified deferred compensation plan or arrangement and any unpaid severance obligations with respect to employees (or other individual service providers) terminated prior to the Closing, in each case, together with the employer portion of any withholding, payroll, social security, employment or similar Taxes associated therewith, (f) for outstanding customer credits or any outstanding royalty payments, (g) pursuant to any interest rate swaps, collars, caps, forward contracts and similar hedging obligations (calculated assuming that all such obligations are terminated at the Closing), (h) for obligations to pay the deferred or unpaid purchase price of assets, business, securities, property or services, whether contingent or otherwise (including with respect to the maximum amount for earn-outs, seller notes, post-closing true-up obligations or similar contingent payment arrangements), (i) for any liabilities for performance bonds, surety bonds, bankers’ acceptances and similar obligations of the Acquired Company, solely to the extent drawn or utilized, (j) for declared and unpaid dividends or distributions (other than non-cash dividends or distributions in the Recapitalization Transactions) and (k) for any guarantees (direct or indirect) of any of the obligations set forth in clauses (a) through (l). Notwithstanding the foregoing, “Debt” shall not include (i) trade payables arising in the Ordinary Course of Business and to the extent included in Net Working Capital, (ii) any liability or obligation to the extent already taken into account in the calculation of Net Working Capital, (iii) any liabilities or obligations between any wholly-owned Acquired Companies to the extent reconciled, settled and eliminated prior to the Measurement Time, (iv) any obligations associated with operating leases classified as such in the Financial Statements or (v) Company Transaction Expenses.

“Debt Financing” means any debt financing to be provided for the purposes of financing the transactions contemplated by this Agreement.

“Enterprise Value” means $1,250,000,000.

“Environmental Law” means any Law relating to the protection of the environment or natural resources or human health and safety.

Strictly Confidential

“Equity Consideration Percentage” means, with respect to each Equityholder that is an Accredited Investor, the percentage set forth by such Equityholder’s name on Schedule 1.1(d) hereto (as adjusted for (x) with respect to any Equityholder that has not entered into a Support Agreement, any election made pursuant to Section 3.3 or (y) any other adjustment in accordance with this Agreement); provided, that, if the Elections made by all Equityholders would result in the aggregate Closing Stock Consideration to be issued to the Equityholders exceeding 16,751,541 shares of Buyer Common Stock, the Specified Equityholders’ Equity Consideration Percentage shall be reduced on a pro rata basis until the amount of Closing Stock Consideration to be issued to the Equityholders collectively is equal to 16,751,541 shares of Buyer Common Stock. For the avoidance of doubt, the Equity Consideration Percentage for any Equityholder that is not an Accredited Investor is zero percent (0%). Notwithstanding anything to the contrary set forth in this Agreement, in no event shall Buyer be required to issue more than 16,751,541 shares of Buyer Common Stock pursuant to, or in connection with, this Agreement and the transactions contemplated hereby.

“Equityholders” means, collectively, the holders of Class A Units and Class B Units as of immediately prior to the Recapitalization Transactions.

“ERISA” means any the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, business or other Person, whether or not incorporated, that together with any Acquired Company is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or (o) of the Code.

“Escrow Agent” means Acquiom Clearinghouse LLC, a Delaware limited liability company, as escrow agent under the Escrow Agreement, or any successor Person appointed in accordance with the terms of the Escrow Agreement.

“Escrow Agreement” means an escrow agreement to be executed as of the Closing Date, by and among Buyer, the Equityholder Representative, and the Escrow Agent, substantially in the form attached hereto as Exhibit A, providing for the holding and disbursement of certain funds held in escrow in accordance with the terms hereof and thereof.

“Estimated Merger Consideration” means the Enterprise Value, plus Estimated Cash, plus the Estimated Working Capital Adjustment, minus the Estimated Debt minus Estimated Transaction Expenses.

“Estimated Working Capital Adjustment” means (a) if the Estimated Working Capital exceeds the Net Working Capital Peg, the amount, if any, by which the Estimated Working Capital exceeds the sum of the Net Working Capital Peg and the Net Working Capital Upper Collar, which amount shall be expressed as a positive number, (b) if the Estimated Working Capital is less than the Net Working Capital Peg, the amount, if any, by which the Net Working Capital Peg exceeds the sum of the Estimated Working Capital and Net Working Capital Lower Collar, which amount shall be expressed as a negative number or (c) if the Estimated Working Capital is equal to or exceeds the sum of the Net Working Capital Peg and the Lower Working Capital Collar and is equal to or less than the sum of the Net Working Capital Peg and the Upper Working Capital Collar, zero.

“Ex-Im Laws” means all applicable Laws relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the customs and import laws administered by U.S. Customs and Border Protection.

Strictly Confidential

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Cash” means (i) any cash or cash equivalents held or deposited as security deposits or escrow deposits, and (ii) any other cash or cash equivalents not freely usable by and available to such Person because it is subject to restrictions or limitations on use or distribution by Contract or Law.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of May 19, 2021, by and among Iodine Software Holdings, Inc., a Delaware corporation, Iodine Software, LLC, a Delaware limited liability company, the financial institutions party thereto from time to time as lenders, and AB Private Credit Investors LLC, a Delaware limited liability company, as agent for the lenders thereunder, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Expense Reserve Holdback Account” means the account established by the Equityholder Representative in respect of the Expense Reserve Holdback Amount.

“Expense Reserve Holdback Amount” means an amount equal to $500,000.

“Expense Reserve Holdback Release Amount Per Share” means an amount equal to (a) the aggregate amount of funds remaining in the Expense Reserve Holdback Account divided by (b) the Fully Diluted Share Number.

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914, as amended, and the rules and regulations promulgated thereunder.

“Final Cash Adjustment” means the amount, which may be positive or negative, equal to the Final Cash minus the Estimated Cash.

“Final Debt Adjustment” means the amount, which may be positive or negative, equal to the Final Debt minus the Estimated Debt.

“Final Transaction Expenses Adjustment” means the amount, which may be positive or negative, equal to the Final Transaction Expenses minus the Estimated Transaction Expenses.

“Final Working Capital Adjustment” means the amount, which may be positive or negative, equal to (a) if the Final Working Capital exceeds the Estimated Working Capital, the amount, if any, by which the Final Working Capital exceeds the sum of the Estimated Working Capital and the Net Working Capital Upper Collar, which amount shall be expressed as a positive number, (b) if the Final Working Capital is less than the Estimated Working Capital, the amount, if any, by which the Estimated Working Capital exceeds the sum of the Final Working Capital and the Net Working Capital Lower Collar, which amount shall be expressed as a negative number and (c) if the Final Working Capital is equal to or exceeds the sum of the Estimated Working Capital and the Lower Working Capital Collar and is equal to or less than the sum of the Estimated Working Capital and the Upper Working Capital Collar, zero.

Strictly Confidential

“Fraud” means actual, knowing and intentional fraud under the common law of Delaware by a party hereto against another party hereto with respect to a representation of such party contained in this Agreement or in the certificates to be delivered pursuant to Section 2.4(a)(i) or Section 2.4(b)(ii) as applicable; provided, that at the time such representation was made (a) such representation was materially inaccurate, (b) such party had actual knowledge (and not imputed or constructive knowledge), after reasonable inquiry of such individual’s direct reports, of the material inaccuracy of such representation; provided, that, with respect to the Company, such actual knowledge shall only be deemed to exist if any of the individuals included within the definition of “Knowledge of the Company” had such actual knowledge, (c) such party had the specific intent to deceive another party hereto, and (d) the other party acted in reliance on such inaccurate representation and suffered financial injury as a result of such material inaccuracy. For the avoidance of doubt (a) for purposes of determining “Fraud”, any inaccuracy of any representation or warranty shall be determined with regard to, and including, all qualifications and exceptions contained therein relating to knowledge, materiality, material adverse effect, and other similar qualifications and standards contained within the representations and warranties and (b) “Fraud” shall exclude equitable fraud, constructive fraud, promissory fraud and any torts (including a claim for fraud) based on negligence or recklessness.

“Fully Diluted Share Number” means the aggregate number of Common Shares outstanding immediately prior to the Closing.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Body” means any domestic or foreign national, state, multi-state, municipal or other local government, any subdivision, agency, department, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory or taxing authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any court, tribunal or arbitrator of competent jurisdiction.

“Healthcare Laws” means all Laws relating to healthcare operations, the healthcare industry, billing, payment, reimbursement, marketing of healthcare products, items, and services, and health insurance, including: (a) Laws prohibiting or regulating healthcare fraud and abuse, inducements, referrals, and incentives, including: the Federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b; the Federal False Claims Act, 31 U.S.C. § 3729 et seq.; the Federal Program Fraud Civil Remedies Act, 31 U.S.C. § 3801 et seq.; the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58; the Federal Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a; the Physician Self-Referral Law, 42 U.S.C. § 1395nn; 18 U.S.C. §§ 286 and 287; Federal Health Care Fraud Law, 18 U.S.C. § 1347; the exclusion Laws, 42 U.S.C. § 1320a-7; and any similar federal and state fraud and abuse Laws, including Laws regarding kickbacks and false claims made or caused to be made to private healthcare plans or programs and managed care programs; (b) Titles XVIII and XIX of the Social Security Act, and Laws relating to Medicare, Medicaid, TRICARE, the Children’s Health Insurance Program, the U.S. Department of Veterans Affairs, any “federal health care program” as defined in 42 U.S.C. § 1320a-7b(f), and all other federal, state or local governmental health insurance programs and private healthcare plans or programs; (c) the Patient Protection and Affordable Care Act; the Federal Food, Drug, and Cosmetic Act; and the 21st Century Cures Act; (d) any Laws imposed, promulgated, administered or enforced by the U.S. Department of Health and Human Services (“HHS”) (including the HHS Office of Inspector General and the Assistant Secretary for Technology Policy/Office of the National Coordinator for Health Information Technology), U.S. Food and Drug Administration, state departments of health and insurance, state boards of medicine and pharmacy, and any comparable Governmental Body; (e) Laws relating to health information technology, information blocking, interoperability, electronic health records, clinical documentation, revenue cycle management activities, coding, billing, reimbursement, claims submission, claims administration, validation, reviews, collections, and payment; (f) Laws relating to fee splitting, licensing, and corporate practice of medicine; (g) any amendments to such Laws; and (h) the regulations that implement such Laws; provided, however, that “Healthcare Laws” as defined and used in this Agreement shall not include Privacy Laws.

Strictly Confidential

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, including as amended by the Health Information Technology for Economic and Clinical Health Act, and the regulations that implement such Laws and the amendments to such Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property” means all worldwide intellectual property rights those arising from or in respect of the following: (a) patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon; (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof; (c) copyrights and registrations and applications therefor, works of authorship and mask work rights; and (d) all trade secrets, know-how, and corresponding rights in confidential or proprietary information.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Knowledge of Buyer” means the actual knowledge (and not imputed or constructive knowledge), after reasonable inquiry of such individual’s direct reports, of any of Matthew Hawkins, Steve Oreskovich and Greg Packer.

“Knowledge of Parent” means the actual knowledge (and not imputed or constructive knowledge), after reasonable inquiry of such individual’s direct reports, of any of William Chan, Michael Lovell¸ Amy Bast and Omair Khan.

“Knowledge of the Company” means the actual knowledge (and not imputed or constructive knowledge), after reasonable inquiry of such individual’s direct reports, of any of William Chan, Michael Lovell¸ Amy Bast and Omair Khan.

“Law” means any applicable foreign, federal, state, or local law (including common law), statute, code, ordinance, rule, regulation, Order or other legally enforceable action or requirement enacted, adopted or promulgated by any Governmental Body.

Strictly Confidential

“Leased Real Property” means all real property leased, subleased or otherwise occupied by the Company.

“Legal Proceeding” means any judicial, regulatory, administrative or arbitral actions, suits, investigations or proceedings (public or private) by or before a Governmental Body.

“Lien” means any lien, statutory lien, right of way, encumbrance, pledge, mortgage, deed of trust, security interest, lease, sublease, covenant, claim, conditional sale or other title retention agreement, charge, option, right of first refusal or first offer, easement or servitude.

“Material Adverse Effect” means any effect, change, event, occurrence, development or circumstance (any such item, an “Effect”) that, individually or in the aggregate, has or would reasonably be expected to (x) have a material adverse effect on the financial condition, business or results of operations of the Acquired Companies, taken as a whole or (y) prevent, materially delay, or materially impair the ability of Parent or the Acquired Companies to consummate the transactions contemplated by this Agreement; provided, however, for purposes of the foregoing clause (x) that no Effect caused by or resulting from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been or will be a Material Adverse Effect: (a) any Effect affecting the economic conditions of the United States generally, including changes in the credit, debt, capital or financial markets (including changes in interest or exchange rates) or any region or country in which any Acquired Company conducts business; (b) any Effect generally affecting the industries in which any Acquired Company conducts business; (c) any Effect arising in connection with acts of god, disasters, emergencies, calamities, epidemics, pandemics, disease outbreaks or similar events, or global, national or regional political or social actions or conditions, including hostilities, military actions, political instability, acts of terrorism or war or any escalation or material worsening of any such hostilities, military actions, political instability, acts of terrorism or war whether commenced before or after the date hereof; (d) any failure, in and of itself, by any Acquired Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period (it being understood that the facts or occurrences giving rise to such failure may be taken into account in determining whether there has been or will be, a Material Adverse Effect); (e) the failure of Buyer to consent to any of the actions contemplated in Section 7.2 following a request for such consent; (f) compliance with, or any action required to be taken by any Acquired Company under the express terms of this Agreement, including any action taken pursuant to Section 7.3, or that results from any action taken at the express written request of Buyer (provided, that exception in this clause (f) shall not apply to the requirement set forth in Section 7.2(a) to operate in the Ordinary Course of Business and the condition and any certificate related thereto); (g) the announcement of the execution of this Agreement, or the pendency of the Transactions, including the effects of the Transactions on relationships with customers, suppliers, Governmental Bodies, employees, or other third-party relationships (provided that the exception in this clause (g) shall not apply to the representations or warranties contained in Section 4.4 or Section 5.3, or any condition or certificate related thereto, to the extent that the purpose of such portion of such representation or warranty is to address the consequences resulting from the execution, delivery or announcement of this Agreement or the announcement, pendency or anticipated consummation of the Transactions); or (h) any change in Law or GAAP or interpretation thereof after the date hereof, unless, in the cases of clauses (a), (b), (c), or (d) above, such changes have, or would reasonably be expected to have, a materially disproportionate impact on the financial condition, business or results of operations of the Acquired Companies, taken as a whole, relative to other affected participants in the industries in which any Acquired Company conducts business (in which case, only the incremental disproportionate impact shall be taken into account in determining whether there has been a Material Adverse Effect).

Strictly Confidential

“Measurement Time” means 11:59 PM Eastern Time on the day immediately prior to the Closing Date, except (a) with respect to the Tax Liability Amount, in which case it means as of the end of the Closing Date and (b) with respect to Closing Debt (other than the Tax Liability Amount) and Closing Transaction Expenses, in which case it means as of immediately prior to the First Effective Time.

“Merger Consideration” means the Estimated Merger Consideration, as adjusted pursuant to Section 3.4.

“Merger Subs” means Reverse Merger Sub and Forward Merger Sub.

“Net Positive Purchase Price Adjustment Amount Per Share” means (a) the lesser of Net Positive Purchase Price Adjustment Amount and the Purchase Price Adjustment divided by (b) the Fully Diluted Share Number.

“Net Working Capital” means the consolidated current assets of the Acquired Companies minus the consolidated current liabilities (including long-term deferred revenue) of the Acquired Companies solely to the extent such current assets and current liabilities are specifically listed in the Net Working Capital Schedule as line items that comprise Net Working Capital and, in each case, as determined in accordance with the Agreed Principles. For the avoidance of doubt, “Net Working Capital” shall not include (a) any amounts reflected in Closing Cash, Closing Debt or Closing Transaction Expenses, (b) any intercompany receivables, payables or loans of any kind or nature between or among any of the Acquired Companies, (c) any income Tax assets or liabilities or (d) any deferred Tax assets or liabilities.

“Net Working Capital Lower Collar” means negative $2,000,000.

“Net Working Capital Peg” means negative $39,466,795.58.

“Net Working Capital Schedule” means the example statement of Net Working Capital set forth in Schedule 1.1(b) of the Company Disclosure Schedules.

“Net Working Capital Upper Collar” means $2,000,000.

“Open Source Software” means any software that is licensed pursuant to (a) any license meeting the Open Source Definition (as promulgated by the Open Source Initiative), including those listed at http://www.opensource.org/licenses, (b) any license to software that is considered “free” or “open source” by the Open Source Foundation or the Free Software Foundation.

“Order” means any order, injunction, judgment, decree, ruling, writ or arbitration award of a Governmental Body.

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“Ordinary Course of Business” means, with respect to a Person, the ordinary and usual course of day-to-day operations of such Person’s business consistent with past practice, taken as a whole.

“Organizational Documents” means the constitution, charter, memorandum, articles of incorporation, certificate of incorporation, articles of association, constitution, bylaws, limited liability company agreement or other similar document of a Person, as may be amended, restated or otherwise modified from time to time.

“Parent LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of Parent, dated as of May 9, 2022, as amended from time to time.

“Paying Agent” means Broadridge Corporate Issuer Solutions, LLC, as Paying Agent under the Paying Agent Agreement, or any successor Person appointed in accordance with the terms of the Paying Agent Agreement.

“Permit” means any approvals, authorizations, consents, licenses, permits, clearances, certificates or registrations of a Governmental Body.

“Permitted Liens” means (a) Liens securing liabilities which are reflected or reserved against in the consolidated balance sheet of the Company prepared in accordance with GAAP to the extent so reflected or reserved; (b) Liens for Taxes, assessments or other governmental charges which are not yet delinquent or, to the extent adequately reserved in accordance with GAAP, the amount or validity of which is being contested in good faith by appropriate proceedings; (c) landlords’, mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business for amounts not yet due and payable; (d) zoning, building code, entitlement and other land use Laws which are not violated in any material respect; (e) title of a lessor under a capital or operating lease; (f) non-exclusive licenses of Intellectual Property granted in the Ordinary Course of Business; (g) Liens set forth on Schedule 1.1(c) of the Company Disclosure Schedules; (h) Liens that will be released prior to or as of the Closing; (i) Liens arising under this Agreement; (j) Liens created by or through Buyer or either Merger Sub; (k) with respect to the Leased Real Property, mortgages and other Liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of any Leased Real Property affecting solely the interest of the landlord and not the interest of the tenant thereunder; (l) such other imperfections in title, charges, easements, restrictions and encumbrances which would not result in a Material Adverse Effect.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Personal Information” means all information that constitutes “personal information,” “protected health information,” “consumer health data” or any similar term provided by applicable Law (e.g., “personal data,” “personally identifiable information,” “sensitive health information” or “PII”).

Strictly Confidential

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date, and, in the case of any Straddle Period, the portion of such period ending on and including the Closing Date.

“Privacy Requirements” means all applicable (a) Laws, including HIPAA (such Laws, “Privacy Laws”), (b) standards of industry and self-regulatory organizations to which the Company has agreed or by which the Company is otherwise legally bound, (c) contractual obligations, and (d) public written policies or terms of use of the Acquired Companies, in each case (a)-(d), to the extent relating to the Processing of any Personal Information.

“Processing”, “Process” or “Processed” means the creation, receipt, collection, compilation, use, storage, combination, sharing, maintenance, transmission, safeguarding, security, disposal, destruction, disclosure or transfer (including cross-border transfer) of any data, including Personal Information.

“Pro Rata Share” means with respect to each Equityholder, such Person’s ownership interest in the Company as of immediately prior to the Merger, determined by dividing (a) the number of Common Shares owned of record by such Person as of immediately prior to the First Effective Time after giving effect to the Recapitalization Transactions, by (b) the Fully Diluted Share Number.

“Related Claim” means any claims, causes of action or Legal Proceedings (whether at law or in equity, based upon contract, tort, statute or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution, performance, breach, interpretation, construction, validity or enforcement of this Agreement (including any claim, cause of action or Legal Proceeding based upon, arising out of or related to any representation or warranty made or alleged to be made in or in connection with, or as an inducement to enter into, this Agreement).

“Representatives” means, with respect to any Person, such Person’s equityholders, partners, members, officers, directors, employees, consultants, agents, attorneys, accountants, advisors and other representatives.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“Sanction” or “Sanctions” means individually and collectively, respectively, any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes, trade restrictions and anti-terrorism laws imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. State Department, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union, (d) the United Kingdom, or (e) any Governmental Bodies with jurisdiction over the Acquired Companies.

“Sanctioned Country” means any country or region that is, or has been in the last five (5) years, the subject or target of a comprehensive embargo under Trade Controls (including Cuba, Iran, North Korea, Syria, the Crimea, Kherson and Luhansk regions of Ukraine, the so-called “Donetsk People’s Republic,” and the so-called “Luhansk People’s Republic”).

Strictly Confidential

“Sanctioned Person” means any Person that is the subject or target of Sanctions including: (a) any Person listed on any U.S., EU, UK, or UN sanctions-list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons; (b) any Person located, organized, or resident in a Sanctioned Country; (c) any Person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clauses (a)-(b); or (d) any Person that is otherwise the subject or target of Sanctions.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the applicable rules and regulations promulgated thereunder.

“Sherman Act” means the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder.

“Specified Debt” means the Debt set forth on Schedule 1.1(e) of the Company Disclosure Schedules.

"Specified Equityholders" means all Equityholders set forth on Schedule 1.1(f) of the Company Disclosure Schedules.

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Tax” or “Taxes” means: (a) all federal, state, local or foreign taxes, levies, duties, and other similar assessments or charges in the nature of a tax, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes; and (b) all interest, penalties, fines and additions to tax imposed on any item described in clause (a) of this definition, in each case whether disputed or not.

“Taxing Authority” means the IRS and any other Governmental Body exercising any authority to impose, assess or collect any Tax.

“Tax Liability Amount” means, without duplication, an amount (which may not, for any jurisdiction, be less than zero ($0)) equal to the unpaid amount of income Taxes of the Acquired Companies attributable to any Pre-Closing Tax Period for which Tax Returns are not yet due and have not been filed, calculated on a jurisdiction-by-jurisdiction basis, consistently with the Acquired Companies’ past practice (except, if a change in applicable Law relative to the most recent prior Tax period for which it would have been relevant, permits any election or accounting method that would reduce Tax Liability Amount, it will be assumed that such election or accounting method is made or adopted), taking into account jurisdictions only in which the Acquired Company has historically filed and any new jurisdiction in which any Acquired Company commenced activities which require such Acquired Company to file Tax Returns in such jurisdiction and, with respect to any Straddle Period, in accordance with Section 7.9(a); provided, that such calculation shall (i) exclude any deferred Tax liabilities (including any liabilities resulting from book-tax differences) and deferred Tax assets, (ii) exclude any Taxes resulting from actions taken by or at the direction of Buyer, any Acquired Company or any of their respective Affiliates on the Closing Date after the Closing outside of the Ordinary Course of Business or after the Closing Date, (iii) exclude any Taxes resulting from any financing or refinancing arrangements entered into at any time by or at the direction of Buyer or its Affiliates, including any such financing or refinancing arrangements entered into in connection with this Agreement, (iv) exclude any liabilities to the extent such liabilities are for accruals or reserves established or required to be established for any contingent income Taxes or with respect to any uncertain Tax positions, (v) exclude any Tax liabilities that would have been taken into account in a Tax period ending after the Closing Date if the Tax year of each of the Acquired Companies did not end on the Closing Date, i.e., by excluding any Tax liabilities that are accelerated into the Tax period ending on the Closing Date as a result of the Tax year ending on the Closing Date (for example in respect of deferred revenue), (vi) include all adjustments pursuant to Section 481 of the Code (or any analogous or similar provision of Law) that will not previously have been included in income, (vii) take into account all Transaction Tax Deductions allocable to the Pre-Closing Tax Period and deductible at a “more likely than not” or higher level of comfort under applicable Tax Law, applying the seventy percent (70%) safe-harbor election under Revenue Procedure 2011-29 to any “success based fees,” (viii) take into account Tax deposits, estimated Tax payments (including any overpayments from prior years that have been, or could be, applied to estimated Tax payments), Tax prepayments or Tax overpayments, and (ix) not take into account the manner in which any Tax Return is actually prepared or filed after the Closing.

Strictly Confidential

“Tax Return” means any return, report or statement filed with any Taxing Authority with respect to any Tax (including any attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities consisting of the Acquired Companies.

“Trade Controls” means Sanctions, Ex-Im Laws, and U.S. anti-boycott laws.

“Transaction Documents” means this Agreement and all other agreements, certificates and instruments to be executed by Buyer, either Merger Sub, the Company, Parent and/or the Equityholder Representative at or prior to the Closing pursuant to this Agreement.

“Transaction Tax Deductions” means, without duplication and regardless of by whom paid and whether or not paid prior to, at or after the Closing, any Tax losses or deductions arising from or in connection with the Transactions to the maximum extent deductible by an Acquired Company under applicable Law at a “more likely than not” or higher level of comfort in a Pre-Closing Tax Period, including those arising as a result of (a) the Company Transaction Expenses (including those which would have constituted Company Transaction Expenses had they remained unpaid as of Closing); provided, however, that for this purpose seventy percent (70%) of any success-based fee shall be treated as an amount that does not facilitate the transaction pursuant to the safe harbor in Revenue Procedure 2011-29, (b) compensation attributable to payments by (or deemed to be made by) any Acquired Company to or any payment right held by, any employee, former employee or service provider of any Acquired Company resulting from or related to the Transactions, including any stay bonuses, sale bonuses, change in control payments, retention payments, synthetic equity payments, or similar payments, (c) any employment Taxes with respect to the amounts in clauses (a) and (b) above, and (d) the repayment of any loans or other obligations in connection with the Transactions, including all fees, expenses and interest (including amounts treated as interest for income Tax purposes), original issue discount, breakage fees, tender premiums, consent fees, redemption, retirement or make-whole payments, defeasance in excess of par or similar payments and any deductions for the capitalized and unamortized portion of any financing fees or expenses of the Acquired Companies.

Strictly Confidential

“Transactions” means the transactions contemplated by the Transaction Documents.

“Transfer Taxes” means any real property transfer, sales, use, value added, stamp, documentary, recording, conveyance, stock transfer, intangible property transfer, personal property transfer, gross receipts, registration, duty, securities transactions or similar fees or Taxes or governmental charges (together with any interest or penalty, addition to Tax or additional amount imposed) as levied by any Taxing Authority or other Governmental Body in connection with the Transactions.

“Treasury Regulations” means the Treasury Regulations promulgated under the Code.

“United States or U.S.” means the United States of America.

“Willful Breach” means a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of any representation, warranty, covenant or agreement set forth in this Agreement, which breach was the conscious object of the act or failure to act.

1.2            Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
Accredited Investor Questionnaire	3.1
Agreement	Preamble
Allocation Schedule	3.2(b)
Balance Sheet Date	5.6
Buyer	Preamble
Buyer Arrangements	7.13
Buyer Audit Date	6.7
Buyer Designated Contacts	7.2(a)
Buyer Documents	6.3
Buyer Plans	7.12(a)
Buyer Releasing Parties	10.13
Buyer SEC Documents	6.6(a)
Closing	2.2
Closing Date	2.2
Closing Statement	3.4(a)
Common Shares	Recitals
Company	Preamble
Company Disclosure Schedules	Article V

Strictly Confidential

Term	Section
Company IT Systems	5.12(c)
Company Stockholder Approval	Recitals
Confidentiality Agreement	7.5
Continuing Employee	7.12(b)
Designated Contacts	7.1(a)
DGCL	Recitals
Dispute Notice	3.4(b)
DLLCA	Recitals
D&O Claim	7.6(d)
Effect	1.1 (in definition of Material Adverse Effect)
Engaged Counsel	10.10(a)
Equitable Exceptions	4.2
Equityholder Representative	Recitals
Estimated Cash	3.2(a)
Estimated Debt	3.2(a)
Estimated Statement	3.2(a)
Estimated Transaction Expenses	3.2(a)
Estimated Working Capital	3.2(a)
FCPA	5.20
Final Cash	3.4(d)
Final Debt	3.4(d)
Final Transaction Expenses	3.4(d)
Final Working Capital	3.4(d)
Financial Statements	5.6
First Certificate of Merger	7.19
First Effective Time	Recitals
First Merger	Recitals
Forward Merger Sub	Recitals
Forward Merger Sub Stockholder Approval	Recitals
Indemnitees	7.6(a)
Intended Tax Treatment	7.9(c)
Lease	5.9(i)
Letter of Transmittal	3.3(b)
Material Contracts	5.15(a)
Maximum Amount	7.6(f)
Mergers	Recitals
Net Negative Purchase Price Adjustment Amount	3.4(e)
Net Positive Purchase Price Adjustment Amount	3.4(e)
Neutral Accountant	3.4(c)
Non-Parties	10.11
Parent	Recitals
Paying Agent Agreement	Recitals
Payment Fund	3.3
Payoff Amount	2.4(a)(iv)
Payoff Letters	2.4(a)(iv)

Strictly Confidential

Term	Section
Primary Indemnitors	7.6(a)
Privileged Communications	10.10(b)
Purchase Price Adjustment	3.4(e)
QS+S	10.10(a)
Qualified Plan	5.16(b)
Recapitalization Transactions	Recitals
Related Party	5.22
Related Party Contact	5.22
Representative Losses	10.15(e)(ii)
Reverse Merger Sub Stockholder Approval	Recitals
R&W Insurance Policy	7.10
SEC	6.6
Second Certificate of Merger	2.3(b)
Second Effective Time	2.3(b)
Second Merger	2.3(b)
Secondary Indemnitors	7.6(b)
Section 280G Approval	7.13
Seller Group	10.10(a)
Seller Released Parties	10.13
Solvent	6.11(b)
Stock Split	Schedule A
Support Agreements	Recitals
Surviving Corporation	2.1(a)
Surviving Entity	2.1(b)
Termination Date	9.1(b)(i)
Unverified Investor	3.1
Waived 280G Benefits	7.13
Waiving Parties	10.10(a)
Weil	10.10(a)

1.3            Other Definitional and Interpretive Matters.

(a)            Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)             Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. The word “day” shall mean “calendar day” unless “Business Day” is expressly identified.

Strictly Confidential

(ii)            Dollars. Any reference in this Agreement to “$” shall mean U.S. dollars. The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Exhibits or the Company Disclosure Schedules is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in the Company Disclosure Schedules) is or is not material for purposes of this Agreement.

(iii)           Exhibits/Schedules. The Exhibits and the Company Disclosure Schedules annexed hereto or referred to herein are an integral part of this Agreement and hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any matter or item disclosed on one Schedule or section of the Company Disclosure Schedules shall be deemed to have been disclosed on each other Schedule or section of the Company Disclosure Schedules, in which it is reasonably apparent on the face of such disclosure that the information is required to be included in such other Schedule or section of the Company Disclosure Schedules. Disclosure of any item on any Schedule of the Company Disclosure Schedules shall not constitute an admission, indication, acknowledgment or representation that such item or matter is material or would reasonably be expected to have a Material Adverse Effect. No disclosure on a Schedule of the Company Disclosure Schedules relating to a possible breach or violation of any Contract, Law or Order shall be construed as an admission, indication, acknowledgment or representation that a breach or violation exists or has actually occurred. Any capitalized terms used in any Schedule of the Company Disclosure Schedules or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(iv)           Gender and Number; Or. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa. The word “or” shall not be deemed exclusive unless the context otherwise requires.

(v)            Headings. The provision of a table of contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” or “Article” are to the corresponding Section or Article of this Agreement unless otherwise specified.

(vi)           Herein. The words “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii)          Including. The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

Strictly Confidential

(viii)         Reflected On or Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (A) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation or warranty, (B) such item is otherwise specifically set forth on the balance sheet or financial statements or (C) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.

(ix)            Made Available. To the extent that any documents or other materials were present in the online Datasite data room maintained by the Company for purposes of the Transactions at least one (1) day prior to the date hereof, such documents or other materials shall be deemed “provided” and “made available” (and all similar phrases used herein that mean such) to Buyer and its advisors and Representatives for all purposes of this Agreement.

(x)             Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

(b)            The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

Article II

THE MERGERS; CLOSING

2.1            The Mergers.

(a)            Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the First Effective Time, Reverse Merger Sub shall be merged with and into the Company, the separate corporate existence of Reverse Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the First Merger (the “Surviving Corporation”).

(b)            Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the DLLCA, at the Second Effective Time, the Surviving Corporation shall be merged with and into Forward Merger Sub, the separate corporate existence of the Surviving Corporation shall thereupon cease, and Forward Merger Sub shall be the surviving company in the Second Merger (the “Surviving Entity”).

2.2            Closing. The consummation of the Mergers (the “Closing”) shall take place at 10:00 a.m., Eastern Time, on a date to be specified by the parties, which date shall be the first Business Day of the month immediately following the month in which, satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) occurs, remotely via the electronic exchange of documents and signatures, unless another time, date and/or place is agreed to in writing by the parties hereto. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

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2.3            Effective Times.

(a)            Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, Buyer, the Company and Reverse Merger Sub shall file with the Secretary of State of the State of Delaware a certificate of merger, executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “First Certificate of Merger”). The First Merger shall become effective upon the filing of the First Certificate of Merger by the Secretary of State of the State of Delaware or at such later time as is agreed to by the parties hereto and specified in the First Certificate of Merger in accordance with the DGCL (the time at which the First Merger becomes effective is referred to herein as the “First Effective Time”).

(b)            Subject to the provisions of this Agreement, on the Closing Date and as soon as practicable following the First Effective Time, Buyer, the Surviving Corporation and Forward Merger Sub shall file with the Secretary of State of the State of Delaware a certificate of merger, executed in accordance with, and in such form as is required by, the relevant provisions of the DLLCA and DGCL (the “Second Certificate of Merger”). The Second Merger shall become effective upon the filing of the Second Certificate of Merger by the Secretary of State of the State of Delaware or at such later time as is agreed to by the parties hereto and specified in the Second Certificate of Merger in accordance with the DLLCA and the DGCL (the time at which the Second Merger becomes effective is referred to herein as the “Second Effective Time”).

2.4            Closing Deliveries of the Parties.

(a)            Deliveries by the Company and Parent. At or prior to the Closing, the Company shall deliver or cause to be delivered to Buyer:

(i)             Closing Certificate. A certificate, dated as of the Closing Date, signed by an authorized officer of Parent and the Company as to the satisfaction of the conditions set forth in Section 8.2(b) and Section 8.2(c);

(ii)            Escrow Agreement. The Escrow Agreement validly executed by the Equityholder Representative;

(iii)           Paying Agent Agreement. The Paying Agent Agreement validly executed by the Company and the Equityholder Representative;

(iv)           Payoff Letters. One or more executed “payoff letters” or similar documents (the “Payoff Letters”) in customary form reasonably satisfactory to Buyer in respect of the Specified Debt which Payoff Letters shall (a) indicate the total payment amount required to be made to repay in full all principal, interest, prepayment premiums or penalties related to any obligations under the Specified Debt as of the anticipated Closing Date (and the daily accrual thereafter) (the “Payoff Amount”), (b) state that upon receipt of the Payoff Amount, the Specified Debt and related instruments evidencing the Specified Debt shall be terminated (except for provisions in the Specified Debt that, by their terms, survive such termination), (c) provide for the release of all Liens securing obligations under, and all guarantees of, any of the Specified Debt and (d) state that upon receipt of the Payoff Amount, the obligations under the Specified Debt shall be deemed repaid in full (except for obligations relating to the Specified Debt that, by their terms, survive such termination);

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(v)            Resignations. Duly executed written resignations or other documentation sufficient to effect the removal of, effective as of the Closing, of each of the Acquired Companies’ officers and each of the members of the boards of directors and boards of managers of the Acquired Companies, in each case, affiliated with Advent International, L.P., Bain Capital Ventures or Silversmith Capital Partners or that have been requested to resign by Buyer in writing to the Company at least seven (7) Business Days prior to the Closing Date;

(vi)            FIRPTA Certificate. A properly executed certificate of the Company certifying that the Company is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897 of the Code, during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code, which complies with the requirements of Section 1445 of the Code and the Treasury Regulations promulgated thereunder and a notice to be mailed (together with a copy of the certificate) to the IRS in accordance with Treasury Regulations Section 1.897-2(h)(2); provided, however, that, in the event the Company fails to comply with this subclause (vi), the sole recourse of Buyer, the Paying Agent, the Escrow Agent or their Affiliates shall be to withhold on payments of the Merger Consideration as required by Law to the extent that any recipient of the Merger Consideration does not deliver an acceptable alternative certification exempting such recipient from withholding;

(vii)          Tax Forms. A fully completed and duly executed IRS Form W-9 or applicable Form W-8 from each payee of any amount included in the Payoff Amount.

(b)            Deliveries by Buyer and Merger Subs. At or prior to Closing, Buyer will deliver or cause to be delivered to Parent or the applicable Person:

(i)             Estimated Merger Consideration. (A) Payment of the closing payments set forth in Section 3.3(a) and Section 3.3(c) through Section 3.3(f) and (B) uncertificated book-entry shares representing the Closing Stock Consideration issuable to each Equityholder entitled to Closing Stock Consideration;

(ii)            Closing Certificate. A certificate, dated as of the Closing Date, signed by an authorized officer of Buyer and each Merger Sub as to the satisfaction of the conditions set forth in Section 8.3(a) and Section 8.3(b);

(iii)           Escrow Agreement. The Escrow Agreement validly executed by Buyer and the Escrow Agent; and

(iv)           Paying Agent Agreement. The Paying Agent Agreement validly executed by Buyer and the Paying Agent;

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2.5            Effects of the Mergers.

(a)            The First Merger shall have the effects set forth in the DGCL, this Agreement, and the First Certificate of Merger. Without limiting the generality of the foregoing and subject thereto, at the First Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Reverse Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Reverse Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

(b)            The Second Merger shall have the effects set forth in the DLLCA and DGCL, this Agreement, and the Second Certificate of Merger. Without limiting the generality of the foregoing and subject thereto, at the Second Effective Time, all the properties, rights, privileges, powers and franchises of the Surviving Corporation and Forward Merger Sub shall vest in the Surviving Entity, and all debts, liabilities, obligations and duties of the Surviving Corporation and Forward Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Entity.

2.6            Organizational Documents.

(a)            The certificate of incorporation and the bylaws of the Company, as in effect immediately prior to the First Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended or repealed in accordance with the provisions thereof or by applicable Law (and subject to Section 7.6 hereof).

(b)            The certificate of formation and limited liability company agreement of Forward Merger Sub, as in effect immediately prior to the Second Effective Time, shall be the certificate of formation and limited liability company agreement of the Surviving Entity until thereafter amended or repealed in accordance with the provisions thereof or by applicable Law (and subject to Section 7.6 hereof).

2.7            Directors and Officers.

(a)            The Surviving Corporation.

(i)             The directors of Reverse Merger Sub immediately prior to the First Effective Time shall be the directors of the Surviving Corporation immediately following the First Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(ii)            The officers of the Company immediately prior to the First Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b)            The Surviving Entity.

(i)             The managers of Forward Merger Sub immediately prior to the Second Effective Time shall be the managers of the Surviving Entity immediately following the Second Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the limited liability company agreement of the Surviving Entity.

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(ii)            The officers of the Surviving Corporation immediately prior to the Second Effective Time shall be the officers of the Surviving Entity until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the limited liability company agreement of the Surviving Entity.

2.8            Effect on Capital Interests.

(a)            At the First Effective Time, by virtue of the First Merger and without any action on the part of any party to this Agreement:

(i)             Each Common Share issued and outstanding immediately prior to the First Effective Time shall be converted into the right to receive an amount equal to the Closing Per Share Price in a number of shares of Buyer Common Stock and in an amount of cash based on the Closing Stock Consideration and Closing Cash Consideration of the holder thereof, and such holder’s right to receive its Pro Rata Share of the Adjustment Escrow Amount and the Expense Reserve Holdback Amount, subject to the adjustment provisions of Section 3.4, payable to the holder thereof without interest in accordance with Section 3.3. From and after the First Effective Time, all such Common Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Equityholder holding Common Shares immediately prior to the First Effective Time shall cease to have any rights with respect thereto, except the right to receive an amount, without interest thereon, equal to the Closing Per Share Price in a number of shares of Buyer Common Stock and in an amount of cash based on the Closing Stock Consideration and Closing Cash Consideration of the holder thereof, in each case in accordance with the other provisions of this Agreement, and such holder’s right to receive its Pro Rata Share of the Expense Reserve Holdback Amount, as adjusted pursuant to Section 3.4, if applicable; and

(ii)            Each share of common stock, par value $0.01 per share, of Reverse Merger Sub issued and outstanding immediately prior to the First Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation so that, immediately after the First Effective Time, the stockholder of Reverse Merger Sub immediately prior to the First Effective Time shall be the holder of all of the issued and outstanding capital stock of the Surviving Corporation.

(b)            At the Second Effective Time, by virtue of the Second Merger and without any action on the part of any party to this Agreement:

(i)             Each share of common stock, par value $0.01 per share, of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be cancelled for no consideration and shall cease to exist; and

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(ii)            Each limited liability company interest of Forward Merger Sub issued and outstanding immediately prior to the Second Effective Time shall be converted into and exchanged for one validly issued limited liability company interest of the Surviving Entity so that, immediately after the Second Effective Time, the sole member of Forward Merger Sub immediately prior to the Second Effective Time shall be the holder of all of the issued and outstanding limited liability company interests of the Surviving Entity.

(c)            Notwithstanding anything to the contrary set forth in this Agreement, no fractional shares of Buyer Common Stock, or certificates or scrip representing fractional shares of Buyer Common Stock, will be issued upon the conversion of the Common Shares pursuant to the First Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Buyer. Any Equityholder who would otherwise be entitled to receive a fraction of a share of Buyer Common Stock (after separately aggregating all fractional shares of Buyer Common Stock issuable to such Equityholder as part of such Equityholder’s Closing Stock Consideration) shall, in lieu of such fraction of a share, be entitled to receive an amount of cash (rounded down to the nearest whole cent), without interest, determined by multiplying such fraction by the Buyer Stock Price. The parties acknowledge that the right to receive such cash payment in lieu of issuing certificates or scrip for fractional shares was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Buyer that would otherwise be caused by the issuance of fractional shares.

(d)            If, between the date of this Agreement and the First Effective Time, the number of outstanding shares of Buyer Common Stock as of the date of this Agreement are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Buyer Stock Price shall be appropriately adjusted, without duplication, to proportionately reflect any such change.

2.9            No Further Rights of Transfers. At the First Effective Time, the stock ledger of the Company with respect to Common Shares shall be closed, no transfer of Common Shares shall thereafter be made, and no transfer of Common Shares shall be made on the stock transfer books of the Surviving Corporation. At and after the First Effective Time, each Equityholder shall cease to have any rights as a stockholder of the Company, except as otherwise required by applicable Law and except for the right of any Equityholder to surrender its Common Shares in exchange for payment in accordance with Article II and Article III. Common Shares surrendered to the Surviving Corporation after the First Effective Time in accordance with a validly executed and completed Letter of Transmittal shall be canceled and exchanged for the consideration provided in this Article II and Article III.

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Article III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

3.1            Accredited Investor Questionnaire. The parties acknowledge and agree that the Equityholders set forth on Schedule 3.1 are Accredited Investors. The Paying Agent shall disseminate to each Equityholder that is not set forth on Schedule 3.1 (each, an “Unverified Investor”) a questionnaire in the form set forth in Exhibit B (the “Accredited Investor Questionnaire”), together with instructions for each Equityholder to submit the completed Accredited Investor Questionnaire to the Paying Agent. Upon receipt of any duly completed and executed Accredited Investor Questionnaire from any Unverified Investor, the Paying Agent shall promptly (and in any event at least three (3) Business Days prior to the delivery of the Allocation Schedule) deliver to Buyer such Accredited Investor Questionnaire. At least five (5) Business Days prior to the delivery of the Allocation Schedule pursuant to Section 3.2(b), the Paying Agent shall deliver written notice to Buyer and Parent setting forth each Unverified Investor that has not submitted a duly completed and executed Accredited Investor Questionnaire that attests that such Unverified Investor is an Accredited Investor. Any Unverified Investor that has not submitted a duly completed and executed Accredited Investor Questionnaire by the date that is three (3) Business Days prior to the delivery of the Allocation Schedule or that has submitted an Accredited Investor Questionnaire indicating that it is not an Accredited Investor will not be considered an Accredited Investor for any purpose under this Agreement. The Closing Stock Consideration that would have been allocated to any unaccredited Investor, assuming such unaccredited Investor were an Accredited Investor, shall be reallocated to all Equityholders that are Accredited Investors on a pro rata basis relative to the Closing Stock Consideration to be received by all such Equityholders; provided, that if the Closing Stock Consideration of any Equityholder is 100% (including as a result of the allocation of the Closing Stock Consideration pursuant to this Section 3.1), the remaining Closing Stock Consideration shall be reallocated amongst the Equityholders that are Accredited Investors and have a Closing Stock Percentage of less than 100% on a pro rata basis relative to the Closing Stock Consideration to be received by such Equityholders.

3.2            Estimated Purchase Price; Allocation Schedule. No later than five (5) Business Days prior to the Closing Date, the Company shall provide Buyer with:

(a)            A written statement (the “Estimated Statement”) reflecting the Company’s good faith estimate of (a) Closing Cash (the “Estimated Cash”), (b) Closing Working Capital (the “Estimated Working Capital”), (c) Closing Debt (the “Estimated Debt”) and (d) Closing Transaction Expenses (the “Estimated Transaction Expenses”), in each case, together with reasonable supporting documentation as to each of the calculations and based upon the accounting books and records of the Acquired Companies, in accordance with the terms of (including the definitions contained in) this Agreement, including Closing Cash, Closing Working Capital, Closing Debt, Closing Transaction Expenses, and, to the extent applicable, the Agreed Principles. The Company shall cooperate in good faith to answer any questions and consider in good faith any reasonable comments raised by Buyer and its Representatives in connection with their review of the Estimated Statement prior to the Closing, provided that the Company’s rejection of any such comments shall not form the basis on which Buyer can refuse to close the transactions contemplated by this Agreement and the Company’s good faith estimates delivered pursuant to this Section 3.2, as modified to reflect any changes agreed by the Company and Buyer (if any), will be binding for purposes of this Section 3.2.

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(b)            A written statement (the “Allocation Schedule”) that sets forth (i) the number of Common Shares held by each Equityholder on a pro forma basis after giving effect to the Recapitalization Transactions, (ii) the Pro Rata Share of each Equityholder on a pro forma basis after giving effect to the Recapitalization Transactions, (iii) the Closing Per Share Price, (iv) the Closing Consideration Amount payable to each Equityholder (prior to applicable withholding, if any) at the Closing, (v) the Closing Cash Consideration payable to each Equityholder, (vi) the Closing Stock Consideration payable to each Equityholder and (vii) whether each such Equityholder is an Accredited Investor. The Company shall cooperate in good faith to answer any questions and consider in good faith any reasonable comments raised by Buyer and its Representatives in connection with their review of the Allocation Statement prior to the Closing, provided that the Company’s rejection of any such comments shall not form the basis on which Buyer can refuse to close the transactions contemplated by this Agreement. The Buyer and the Surviving Entity may conclusively rely on the Allocation Schedule. None of Buyer, the Surviving Entity or any of their Affiliates shall have any liability to any Equityholder with respect to any claim that the amounts payable pursuant to the Allocation Schedule are incomplete or inaccurate or that such Person was entitled to receive payment of any other amount, subject to actual payment of the amounts set forth in the Allocation Schedule to such Person in accordance with this Agreement.

3.3            Paying Agent; Issuance of Closing Stock Consideration; Exchange Procedures; Closing Date Payments by Buyer.

(a)            Paying Agent. Prior to the Closing Date, Buyer, Parent and the Company shall appoint the Paying Agent as exchange agent hereunder for the payment and delivery of Buyer Common Stock issuable and cash amounts payable in exchange for Common Shares due in connection with the Merger and, in connection therewith, shall enter into an agreement with the Paying Agent in a form reasonably acceptable to Buyer, Parent and the Company (the “Paying Agent Agreement”). At or prior to the First Effective Time, (x) Buyer shall deposit, or shall cause to be deposited, with the Paying Agent, in trust for the benefit of each Equityholder entitled to Closing Cash Consideration and/or Closing Stock Consideration, (i) an aggregate amount of cash sufficient to satisfy the Closing Cash Consideration payable to each Equityholder and (ii) an aggregate number of shares of Buyer Common Stock (which shall be in non-certificated book-entry form) sufficient to satisfy the Closing Stock Consideration payable to each Equityholder (all Buyer Common Stock and cash deposited with the Paying Agent, the “Payment Fund”) and (y) cause the Paying Agent, in its capacity as exchange agent, to deliver to each Equityholder such Equityholder’s Closing Stock Consideration (which Closing Stock Consideration shall be held in uncertificated book-entry and be deemed restricted securities), and cause the Paying Agent to update its books and records to reflect such transfer. The Payment Fund shall not be used for any purpose that is not expressly provided for in this Agreement and the Paying Agent Agreement. No interest will be paid or accrued on any portion of the funds held by the Paying Agent.

(i)             Each certificate (or book entry share) evidencing Closing Stock Consideration owned by an Equityholder shall bear the following legend (if applicable to such Equityholder), either as an endorsement or stamped or printed, thereon, or in a notice to each Equityholder or transferee:

“The securities represented by this Certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, offered for sale, pledged or hypothecated in the absence of an effective registration statement as to the securities under said Act or an opinion of counsel reasonably satisfactory to the Company and its counsel that such registration is not required.”

(ii)            All shares evidencing Closing Stock Consideration owned by an Equityholder shall also bear all legends required by federal and state securities laws. The legends set forth in this Section 3.3 shall be removed at the expense of the Company at the request of an Equityholder at any time when they have ceased to be applicable.

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(b)            Exchange Procedures. The Company and Buyer will cause the Paying Agent to mail, at a reasonable time prior to the Closing Date, to each Equityholder, (i) a letter of transmittal in form and substance reasonably acceptable to Buyer and Parent that includes a provision for each Equityholder (other than any Equityholder that has entered into a Support Agreement) to irrevocably elect (an “Election”) to receive up to 100% of their Closing Consideration Amount in the form of Closing Stock Consideration; (provided, that, any Equityholder that is an Accredited Investor that fails to make an Election on his, her or its Letter of Transmittal or submit a duly executed Letter of Transmittal to the Paying Agent prior to the third (3rd) Business Day prior to the delivery of the Allocation Schedule shall receive the Closing Stock Percentage Consideration based on the Closing Stock Percentage of such Equityholder set forth on Schedule 1.1(d) as adjusted pursuant to the terms of this Agreement; provided, further, the letter of transmittal (x) shall include customary representations and warranties of such Equityholder as to such Equityholder’s ownership of the Common Shares held by such Equityholder immediately prior to the First Effective Time free and clear of Liens (other than restrictions arising under the Transaction Documents, the Certificate of Incorporation or the Bylaws or restrictions relating to the transferability of securities under applicable securities Laws) and such Equityholder’s investment intent with respect to the shares of Buyer Common Stock received hereunder and (y) shall not include any restrictive covenants or indemnities) (the “Letter of Transmittal”), and (ii) instructions for use in effecting the surrender of the Common Shares in exchange for the right to receive the consideration payable with respect to Common Shares pursuant to Articles II and III. The Paying Agent will, promptly after the First Effective Time, deliver such Letters of Transmittal and instructions to any Person who was an Equityholder of record as of the First Effective Time who did not receive such materials prior to the First Effective Time. As of the First Effective Time and upon delivery by an Equityholder to the Paying Agent of a duly executed Letter of Transmittal, such Equityholder shall be entitled to receive forthwith, subject to the terms and conditions hereof and thereof, an amount equal to the product of (i) the Closing Per Share Price and (ii) the number of Common Shares held by such Equityholder as set forth in the Allocation Schedule, and such amount shall be paid by the Paying Agent in a number of shares of Buyer Common Stock and in an amount of cash based on the Closing Stock Consideration and Closing Cash Consideration of the holder thereof into the account which has been designated by each such Equityholder in such Equityholder’s Letter of Transmittal; provided that, for the avoidance of doubt, any Equityholder that prior to the Closing delivers to the Paying Agent a duly executed Letter of Transmittal shall be entitled to payment on the Closing Date in accordance with this Section 3.3. No interest will be paid or will accrue on any amount payable upon surrender of any Common Share.

(c)            Payments in respect of Debt. At the Closing, Buyer shall pay, or cause to be paid, on behalf of the Acquired Companies, the Payoff Amount by wire transfer of immediately available funds to the Persons or bank accounts specified in the Payoff Letters delivered pursuant to Section 2.4(a)(iv).

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(d)            Payments in respect of Company Transaction Expenses. At the Closing, Buyer shall pay, or cause to be paid, on behalf of the Acquired Companies, Parent and the Equityholders, the Estimated Transaction Expenses to the applicable recipients and, to the extent applicable, pursuant to final invoices from such recipients (which shall be included in the Estimated Closing Statement along with a fully completed and duly executed IRS Form W-9 or applicable Form W-8 from each payee (other than any current or former service provider of the Company) of the Estimated Transaction Expenses) as set forth on the Estimated Statement by wire transfer of immediately available funds to such Persons or to the Surviving Entity (for further distribution of such amounts by the Surviving Entity through the next administratively practicable payroll); provided that any compensation payments to any current or former service providers of the Acquired Companies shall be paid in accordance with their terms.

(e)            Payment in respect of Adjustment Escrow Amount. At the Closing, Buyer shall pay, or cause to be paid, to the Adjustment Escrow Account, an amount equal to the Adjustment Escrow Amount for deposit in accordance with this Agreement and the Escrow Agreement. The Adjustment Escrow Amount will not be used for any purpose except as expressly provided in this Agreement or in the Escrow Agreement. Any net profit resulting from, or interest on income produced by, such amount deposited with the Escrow Agent by Buyer will be paid to the Paying Agent for distribution to the Equityholders.

(f)             Payments in respect of Expense Reserve Holdback Amount. At the Closing, Buyer shall pay, or cause to be paid, to the Expense Reserve Holdback Account (which such account information shall be included in the Estimated Closing Statement) an amount equal to the Expense Reserve Holdback Amount. The Expense Reserve Holdback Amount will be used by the Equityholder Representative to pay any costs, fees and expenses incurred by the Equityholder Representative in its capacity as such after the Closing Date and such amount shall be paid or distributed at the direction of the Equityholder Representative in accordance with Section 10.15.

3.4            Adjustment to Merger Consideration.

(a)            As promptly as practicable, but no later than seventy-five (75) days after the Closing Date, Buyer shall cause to be prepared and delivered to the Equityholder Representative a statement (the “Closing Statement”) setting forth: (i) Closing Cash; (ii) Closing Working Capital; (iii) Closing Debt and (iv) Closing Transaction Expenses, together, in each case, with reasonable supporting documentation and based upon the books and records of the Acquired Companies, in accordance with the definitions contained in this Agreement, including of Closing Cash, Closing Working Capital, Closing Debt, Closing Transaction Expenses and, to the extent applicable, the Agreed Principles. If Buyer fails to timely deliver the Closing Statement within the seventy-five (75)-day period described in this Section 3.4(a), then the Equityholder Representative shall, in its sole discretion, determine whether (i) the Estimated Statement shall be conclusive, final and binding on all parties or (ii) to update the Estimated Statement within thirty (30) days after the expiration of the seventy-five (75)-day period described in this Section 3.4(a), whereupon such updated Estimated Statement shall be conclusive, final and binding on all parties. The parties hereto agree that the purpose of determining Closing Cash, Closing Working Capital, Closing Debt and Closing Transaction Expenses and the related Merger Consideration adjustment contemplated by this Section 3.4(a) is to measure the amount of Closing Cash, Closing Working Capital, Closing Debt and Closing Transaction Expenses as compared to the Company’s estimates prepared pursuant to this Section 3.4(a) and such processes are not intended to and shall not permit the introduction of different or new judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies from the Agreed Principles for the purpose of preparing Closing Cash, Closing Working Capital, Closing Debt and Closing Transaction Expenses.

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(b)            Until the Closing Statement is finally determined in accordance with this Section 3.4, the Equityholder Representative and its advisors shall have the right, upon reasonable advance notice to the Surviving Entity, to reasonable access to the Acquired Companies’ books and records, appropriate staff members and such other information as the Equityholder Representative shall reasonably request in order to review, during normal business hours, the Closing Statement (subject to execution of a customary confidentiality and hold harmless agreement). The Closing Statement (and the computation of Closing Cash, Closing Working Capital, Closing Debt, and Closing Transaction Expenses) delivered by Buyer to the Equityholder Representative shall be conclusive and binding on all parties unless the Equityholder Representative, prior to the later of the forty-fifth (45th) day following receipt of the Closing Statement, delivers a notice to Buyer stating that the Equityholder Representative disagrees with such calculation and specifying in reasonable detail those items as to which the Equityholder Representative disagrees, the dollar amount of such disagreement and the basis therefor (any such notice, a “Dispute Notice”). The Equityholder Representative shall be deemed to have agreed with all other items contained in the Closing Statement, and the calculation of Closing Cash, Closing Working Capital, Closing Debt or Closing Transaction Expenses, as applicable, delivered pursuant to Section 3.4(a) that are not the subject of a Dispute Notice.

(c)             If a Dispute Notice is duly delivered pursuant to Section 3.4(b), the Equityholder Representative and Buyer shall, during the fifteen (15) days following such delivery, consult in good faith on the disputed items in order to determine, as may be required, the amount of Closing Cash, Closing Working Capital, Closing Debt and Closing Transaction Expenses, as applicable. If during such period, the Equityholder Representative and Buyer are unable to reach such agreement, they shall promptly thereafter cause an independent accounting firm with experience in mergers and acquisition transactions on which the Equityholder Representative and Buyer mutually agree, which agreement shall not be unreasonably withheld, as the case may be (the “Neutral Accountant”), to review this Agreement and the disputed items for the purpose of calculating Closing Cash, Closing Working Capital, Closing Debt and Closing Transaction Expenses, as applicable (it being understood that in making such calculation, the Neutral Accountant shall be functioning as an expert and not as an arbitrator and shall not have any authority to interpret any provision of this Section 3.4(c) or any other provision of this Agreement). Each party agrees to execute, if requested by the Neutral Accountant, a reasonable engagement letter. No party hereto shall have any ex-parte communication with the Neutral Accountant relating to its services under or in connection with this Agreement or the transactions contemplated hereby. Buyer and the Equityholder Representative shall cooperate with the Neutral Accountant and promptly provide, and Buyer shall cause the Company to provide, all documents and information requested by the Neutral Accountant; provided that copies of all such documents and information are concurrently furnished to the other party. In making such calculation, the Neutral Accountant shall consider only those items in the Closing Statement, and the Equityholder Representative’s calculation of Closing Cash, Closing Working Capital, Closing Debt or Closing Transaction Expenses, as the case may be, as to which the Equityholder Representative has disagreed in its Dispute Notice duly delivered pursuant to Section 3.4(b) and in accordance with the definitions and other applicable provisions provided in this Agreement, including the Agreed Principles to the extent applicable. The Neutral Accountant shall resolve each item of disagreement based solely on the supporting materials provided by each party and not by independent review. The Neutral Accountant’s determination on each item in dispute shall not be greater than the greatest value for such item claimed by either the Equityholder Representative or Buyer or less than the lowest value for such item claimed by either the Equityholder Representative or Buyer in the Closing Statement or Dispute Notice. The Equityholder Representative and Buyer shall direct the Neutral Accountant to deliver to the Equityholder Representative and Buyer, as promptly as practicable (but in any case, no later than thirty (30) days from the date of its engagement), a report setting forth such calculation. Such report shall be final and binding upon the Equityholder Representative and Buyer. The Neutral Accountant will determine the allocation of the cost of its review and report based on the inverse of the percentage its determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to Neutral Accountant. For example, should the items in dispute total $1,000 and the Neutral Accountant awards $600 in favor of the Equityholder Representative’s position, sixty percent (60%) of the costs of its review would be borne by Buyer and forty percent (40%) of the costs would be borne by the Equityholder Representative out of the Expense Reserve Holdback Amount; provided that any initial engagement fee shall be borne fifty percent (50%) each by the Equityholder Representative out of the Expense Reserve Holdback Amount, on the one hand, and Buyer, on the other hand, and such amount shall be adjusted in accordance with the immediately preceding clause after determination of the actual percentage. For the avoidance of doubt, the Neutral Accountant’s fees and expenses payable by Buyer (if any), shall be paid to the Neutral Accountant directly by Buyer, and the Neutral Accountant’s fees and expenses payable by the Equityholder Representative (if any) shall be paid to the Neutral Accountant directly from the Expenses Reserve Holdback Amount.

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(d)            The Closing Cash, Closing Debt, Closing Transaction Expenses, and Closing Working Capital as finally determined in accordance with Sections 3.4(a)-(b) shall be the “Final Cash”, “Final Debt”, “Final Transaction Expenses” and “Final Working Capital”, respectively. For the avoidance of doubt, in no event shall (i) the Final Cash or Final Working Capital be more than the Equityholder Representative’s calculation of Closing Cash or Closing Working Capital, as applicable, delivered pursuant to Section 3.4(a) or less than Buyer’s calculation of Closing Cash or Closing Working Capital, as applicable, delivered pursuant to Section 3.4(a) or (ii) the Final Debt or Final Transaction Expenses be more than Buyer’s calculation of Closing Debt or Closing Transaction Expenses, as applicable, delivered pursuant to Section 3.4(a) or less than the Equityholder Representative’s calculation of Closing Debt or Closing Transaction Expenses, as applicable, delivered pursuant to Section 3.4(a).

(e)            The “Purchase Price Adjustment” will be an amount, which may be positive or negative, equal to (1) the Final Cash Adjustment, plus (2) the Final Working Capital Adjustment, minus (3) the Final Debt Adjustment, minus (4) the Final Transaction Expenses Adjustment. If the Purchase Price Adjustment is a positive number (the “Net Positive Purchase Price Adjustment Amount”), Buyer shall pay, or cause to be paid, an amount equal to the lesser of (A) an amount equal to the Adjustment Escrow Amount (the “Purchase Price Adjustment Cap”) and (B) the Net Positive Purchase Price Adjustment Amount in cash to the Paying Agent for the benefit of, and for distribution in accordance with Section 3.4(f) to, the Equityholders. Buyer, each Merger Sub and the Equityholder Representative each acknowledge and agree that in no event will Buyer or any of its Affiliates have any obligation or liability to any Equityholder for any Net Positive Purchase Price Adjustment Amount that is in excess of the Purchase Price Adjustment Cap. If the Purchase Price Adjustment is a negative number (the absolute value of such number, the “Net Negative Purchase Price Adjustment Amount”), Buyer shall be entitled to receive a payment in cash out of the Adjustment Escrow Amount in an amount equal to the lesser of (i) the Adjustment Escrow Amount and (ii) the Net Negative Purchase Price Adjustment Amount, and Buyer and the Equityholder Representative shall jointly in writing instruct the Escrow Agent to make a payment to Buyer out of the Adjustment Escrow Account in an amount equal to the lesser of clauses (i) and (ii) of this sentence. Buyer, each Merger Sub and the Equityholder Representative each acknowledge and agree that any Net Negative Purchase Price Adjustment Amount shall be satisfied solely and exclusively out of the Adjustment Escrow Amount, and in no event will any Equityholder have any obligation or liability to Buyer for any Net Negative Purchase Price Adjustment Amount that is in excess of the Adjustment Escrow Amount. If (A) there is a Net Positive Purchase Price Adjustment Amount, or (B) the Adjustment Escrow Amount is greater than the Net Negative Purchase Price Adjustment Amount, then Buyer and the Equityholder Representative shall jointly instruct in writing the Escrow Agent to make a payment out of the Adjustment Escrow Account in an amount equal to (x) in the event of a Net Positive Purchase Price Adjustment Amount, all amounts in the Adjustment Escrow Account, or (y) in the event the Adjustment Escrow Amount is greater than the Net Negative Purchase Price Adjustment Amount, the difference between all amounts in the Adjustment Escrow Account and the Net Negative Purchase Price Adjustment Amount, in each case, to the Paying Agent for the benefit of, and for distribution in accordance with Section 3.4(f) to, the Equityholders. Any payment pursuant to this Section 3.4(e) that the Equityholders are entitled to (including the Adjustment Escrow Release Amount, if applicable) shall be net of any outstanding financial advisor or similar fees payable to the broker set forth on Schedule 5.23 by the Equityholders or the Company in connection with such payment.

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(f)             Any payment pursuant to Section 3.4(e) shall be made by Buyer or the Escrow Agent, as the case may be, at a mutually convenient time and place within five (5) Business Days after the Purchase Price Adjustment (and the components thereof) has been finally determined, by wire transfer of immediately available funds to the account of Buyer, in the event such payment is to be made by the Escrow Agent to Buyer, or to the account of the Paying Agent in the case of amounts for the benefit of and distribution to the Equityholders based on their respective Pro Rata Shares and, in each case, in accordance with Section 3.4(e), in the event such payment is to be made by Buyer and/or to the extent that there is any amount remaining in the Adjustment Escrow Account following payment to Buyer of the amounts to be paid pursuant to this Section 3.4(f). All payments under this Section 3.4(f) shall be without interest.

(g)            Promptly following receipt by the Paying Agent of payment of the Net Positive Purchase Price Adjustment Amount, if any, and/or any amount paid from the Adjustment Escrow Amount pursuant to Section 3.3, the Paying Agent shall pay to each Equityholder, with respect to each Common Share outstanding immediately prior to the First Effective Time held by such Equityholder for which a related Letter of Transmittal has been properly surrendered, an amount equal to the sum of (A) the Net Positive Purchase Price Adjustment Amount Per Share, if any, and (B) the Adjustment Escrow Release Amount Per Share, if any.

(h)            Buyer acknowledges and waives any actual or potential conflict of Acquired Company staff members assisting the Equityholder Representative as described in this Section 3.4 and will not, and will cause the Acquired Companies to not, prevent such access by the Equityholder Representative.

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3.5            Withholding. Buyer, the Company, the Paying Agent, the Escrow Agent and their respective Affiliates shall be entitled to deduct and withhold (without duplication) from any and all payments made under this Agreement such amounts that are required to be deducted and withheld with respect to the making of such payments under the Code or under any provisions of state, local or foreign Tax Law; provided, that, except with respect to payments in the nature of compensation to be made to current or former directors, officers, employees and consultants, or withholding arising in connection with a failure to deliver the certificate and notice described in Section 2.4(a)(vi), in connection with a failure to deliver any Tax form contemplated by the Paying Agent Agreement or Escrow Agreement, each of Buyer, the Company, and their respective Affiliates, as applicable, shall use reasonable best efforts to provide the applicable payee with a written notice of such party’s intention to withhold at least five (5) Business Days prior to any such withholding, and each of the applicable parties shall use reasonable best efforts to minimize any such Taxes (including by providing sufficient opportunity for the applicable payee to provide any relevant forms or other documentation). To the extent that such amounts are so withheld and timely paid over to the proper Taxing Authority, such withheld and deducted amounts will be treated for all purposes of this Agreement as having been paid to the recipient in respect of which such deduction or withholding was made.

Article IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to Buyer and Merger Subs that:

4.1            Organization and Good Standing. Parent is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its material properties and to carry on its business in all material respects as now conducted. Except for the Recapitalization Transactions, there are no pending, or to the Knowledge of the Parent, threatened, actions for dissolution, liquidation or insolvency of Parent.

4.2            Authorization of Agreement. Parent has all requisite power and authority to execute and deliver the Transaction Documents to which Parent is a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery of the Transaction Documents to which Parent is a party and the consummation by Parent of the Transactions has been duly authorized by all necessary action, and no other proceedings on the part of Parent and no additional approvals are necessary to authorize the execution, delivery and performance of the Transaction Documents to which Parent is a party and the consummation of the Transactions. This Agreement has been duly and validly executed and delivered by Parent and (assuming the due authorization, execution and delivery by the other parties hereto) this Agreement constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except to the extent that enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and (b) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) (collectively, the “Equitable Exceptions”).

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4.3            Ownership; Capitalization. As of the date hereof, Parent is the record and beneficial owner of all of the Common Shares, free and clear of any and all Liens (other than restrictions arising under the Certificate of Incorporation or the Bylaws or restrictions relating to the transferability of securities under applicable securities Laws). As of the date hereof, there are (i) 82,539,975 Class A Units of Parent issued and outstanding and (ii) 12,025,761 Class B Units of Parent issued and outstanding, and, except for the Class A Units of Parent and the Class B Units of Parent, there are no outstanding options, warrants, calls, rights (including phantom rights, profits interests, appreciation rights, contingent value rights or other similar rights), subscriptions, or Contracts of any character to which Parent is a party requiring, and there are no securities of Parent outstanding which upon conversion or exchange would require, the issuance, of any equity interests of Parent or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase equity interest of Parent. There are no outstanding Contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of Parent. Parent is not a party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of any securities or equity interests of Parent. At the Closing, immediately prior to the First Effective Time and after giving effect to the Recapitalization Transactions, all of the Common Shares will be owned, beneficially and of record, by the Equityholders, free and clear of any and all Liens (other than restrictions arising under the Certificate of Incorporation or the Bylaws or restrictions relating to the transferability of securities under applicable securities Laws).

4.4            Conflicts; Consents of Third Parties.

(a)            None of the execution and delivery by Parent of the Transaction Documents to which Parent will be a party, the consummation by Parent of the Transactions, or compliance by Parent with any of the provisions hereof or thereof will (i) violate any provision of the Organizational Documents of Parent; (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of acceleration, termination or cancellation under, any provision of any Contract, or Permit to which Parent is a party; (iii) violate any Law or Order applicable to Parent or by which any of the properties or assets of Parent are bound; or (iv) result in the imposition or creation of any Lien (other than Permitted Liens) upon or with respect to any of the assets or properties of Parent other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations, Liens or cancellations that would not reasonably be expected to prohibit or restrain the ability of Parent to consummate the Transactions.

(b)            No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Parent in connection with the execution and delivery by Parent of the Transaction Documents to which Parent will be a party, the compliance by Parent with any of the provisions hereof or thereof, or the consummation by Parent of the Transactions, except for (i) filings required under and in compliance with the applicable requirements of the HSR Act; (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL; and (iii) any other consent, waiver, approval, Order, Permit or authorization the failure of which to obtain would not reasonably be expected to prohibit or restrain the ability of Parent to consummate the Transactions.

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4.5            Litigation. There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened in writing, against Parent or any of its assets or, to the Knowledge of Parent, threatened, against any of Parent’s officers, directors or employees in their capacities as such, that would materially delay Parent’s performance under this Agreement or reasonably be expected to prohibit or restrain the ability of Parent to enter into this Agreement or consummate the Transactions. Parent is not subject to any Order that would materially delay Parent’s performance under this Agreement or reasonably be expected to prohibit or restrain the ability of Parent to enter into this Agreement or consummate the Transactions.

4.6            Brokers’ Fee. Parent, or any Affiliate thereof, has not directly or indirectly, entered into any agreement with any Person that would obligate any Acquired Company to pay or otherwise be liable for any commission, brokerage fee or “finder’s fee” in connection with the consummation of the Transactions that is, or will be, a Liability or Obligation of Buyer or following the Closing, an Acquired Company.

Article V

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth on the disclosure schedule delivered to Buyer and Merger Subs prior to the execution of this Agreement (the “Company Disclosure Schedules”), the Company hereby represents and warrants to Buyer and Merger Subs that:

5.1            Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the Laws of State of Delaware and has all requisite corporate power and authority to own, lease and operate its material properties and to carry on its business in all material respects as now conducted. The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) under the Laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect. The Company has made available to Buyer true, correct and complete copies of the Organizational Documents of the Company, in each case, as in effect as of the date of this Agreement. The Company is not in violation of any provision of its Certificate of Incorporation or Bylaws in any material respect, as applicable.

5.2            Authorization of Agreement. The Company has all requisite corporate power and authority to execute and deliver the Transaction Documents to which the Company is a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery of the Transaction Documents by the Company, the performance of its obligations hereunder and thereunder, and the consummation by the Company of the Transactions have been duly authorized by the board of directors of the Company, and no other corporate action on the part of the Company (other than (i) the Company Stockholder Approval, (ii) as required by the DGCL and (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware) is necessary to authorize the execution, delivery and performance of the Transaction Documents to which the Company is a party and the consummation of the Transactions. The Transaction Documents to which the Company is a party will be at or prior to the Closing, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) the Transaction Documents to which the Company is a party when so executed and delivered will constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability thereof may be limited by the Equitable Exceptions.

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5.3            Conflicts; Consents of Third Parties.

(a)            None of the execution and delivery by the Company of the Transaction Documents to which the Company is a party, the consummation by the Company of the Transactions, or compliance by the Company with any of the provisions hereof or thereof will (i) violate any provision of the Organizational Documents of the Company; (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of acceleration, termination or cancellation under, any provision of any Contract or Permit to which any Acquired Company is a party; (iii) violate any Law, Order or Privacy Requirement applicable to any Acquired Company or by which any of the properties or assets of any Acquired Company are bound; or (iv) result in the imposition or creation of any Lien (other than Permitted Liens) upon or with respect to any of the assets or properties of any Acquired Company other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations, Liens or cancellations that would not have a Material Adverse Effect.

(b)            No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of any Acquired Company in connection with the execution and delivery by the Company of the Transaction Documents to which the Company is a party, the compliance by the Company with any of the provisions hereof or thereof, or the consummation by the Company of the Transactions, except for (i) filings required under and in compliance with the applicable requirements of the HSR Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iii) any other consent, waiver, approval, Order, Permit or authorization the failure of which to obtain would not have a Material Adverse Effect.

5.4            Capitalization.

(a)            The authorized capital stock of the Company consists of 3,000 Common Shares. As of the date hereof, there are 2,975.86744 Common Shares issued and outstanding. All Common Shares have been duly authorized and are validly issued, fully paid and non-assessable and have not been issued in violation of any preemptive rights. No subsidiary of the Company owns any shares of capital stock of the Company.

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(b)            Except for this Agreement and the Organizational Documents of the Company, there are no outstanding options, warrants, calls, rights (including phantom rights, profits interests, appreciation rights, contingent value rights or other similar rights), subscriptions, or Contracts of any character to which the Company is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, of any shares of capital stock of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock of the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company. The Company is not a party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of the Common Shares.

5.5            Subsidiaries.

(a)            A list of the Company Subsidiaries, including the jurisdiction of formation or organization and the number and type of its authorized, issued and outstanding capital stock or other equity interests or ownership interests and the holders thereof of each of the Company Subsidiaries is set forth on Schedule 5.5(a). Each of the Company Subsidiaries has been duly formed or organized and is validly existing in good standing to the extent such concepts are recognized under the Laws of the jurisdiction of its incorporation or organization, and has all requisite corporate (or similar entity) power and authority to own, lease and operate its properties and to carry on its business in all material respects as now conducted, except where the failure to be so organized, existing and in good standing would not reasonably be expected to be material to the Acquired Companies taken as a whole. Each of the Company Subsidiaries is duly qualified or authorized to do business as a foreign corporation or entity and is in good standing to the extent such concepts are recognized under the Laws of each jurisdiction in which the material conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not reasonably be expected to be material to the Acquired Companies taken as a whole.

(b)            The outstanding shares or other equity interests of each of the Company Subsidiaries are validly issued, fully paid and non-assessable, to the extent such concepts are applicable to such equity interests, and have not been issued in violation of any preemptive rights, and, except as set forth on Schedule 5.5(b) of the Company Disclosure Schedules, all such shares or other equity interests are owned, directly or indirectly, by the Company, free and clear of any Liens, other than (i) Liens securing Debt of the Acquired Companies (which Liens shall be removed on the Closing Date), (ii) Liens relating to the transferability of securities under applicable securities Laws and (iii) Liens created by acts of Buyer or any of its Affiliates. There are no outstanding options, warrants, calls, rights (including phantom rights, profits interests, appreciation rights, contingent value rights or other similar rights), subscriptions or Contracts of any character to which any of the Company Subsidiaries is a party requiring, and there are no convertible securities of any of the Company Subsidiaries outstanding which upon conversion or exchange would require, the issuance, acquisition, redemption, repurchase or sale of any shares of capital stock or other securities of any of the Company Subsidiaries or other securities convertible into shares of capital stock or other equity interests of any of the Company Subsidiaries. Other than the Organizational Documents of the Company Subsidiaries, none of the Company nor any Company Subsidiary (a) is a party to any voting trust, proxy, equity holder agreement or any other warrant, purchase right, subscription right, preemptive right or right of first refusal or first offer or any other Contract with respect to the voting, redemption, sale, transfer or other disposition of the capital stock of such Company Subsidiary, or (b) maintains unit appreciation, phantom stock, profit participation or similar rights of any such Company Subsidiaries. None of the Company nor any of the Company Subsidiaries owns any stock, partnership interest, joint venture interest or other equity ownership interest in any Person other than the Company Subsidiaries.

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5.6            Financial Statements.

(a)            Schedule 5.6 of the Company Disclosure Schedules are true, complete and correct copies of (i) the audited consolidated financial statements as of and for the years ended December 31, 2023 and December 31, 2024, including consolidated balance sheets of the Company and its subsidiaries reflected therein as at December 31, 2023 and December 31, 2024, the related audited consolidated statements of operation, comprehensive income (loss) and members’ equity and statements of cash flows of the Acquired Companies for the fiscal years then ended, together with the notes thereof and (ii) the unaudited consolidated balance sheet of the Acquired Companies as of March 31, 2025 (the “Balance Sheet Date”) and the related unaudited consolidated statements of operation, comprehensive income (loss) and members’ equity and statements of cash flows of the Acquired Companies for the three (3)-month period then ended (collectively, the “Financial Statements”). The Financial Statements fairly presents in all material respects in accordance with GAAP consistently applied the consolidated financial position and results of operations of the Acquired Companies as at the dates and for the periods indicated therein, subject, in the case of the Financial Statements as of the Balance Sheet Date, to changes resulting from normal and recurring year-end audit adjustments (none of which is reasonably expected to be material, individually or in the aggregate) and to the absence of certain notes (which if presented, would not differ materially from those presented in the latest audited Financial Statements).

(b)            The Acquired Companies maintain systems of internal accounting controls that are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP in all material respects. There are no material weaknesses or significant deficiencies in the Acquired Companies’ internal controls likely to adversely affect in any material respect the Acquired Companies’ ability to record, process, summarize and report financial information. Since January 1, 2021, there has not been any Fraud that involves management or other employees of the Acquired Companies who have a role in the Acquired Companies’ internal controls over financial reporting that would reasonably be expected to be material to the Acquired Companies, taken as a whole.

5.7            No Undisclosed Liabilities. None of the Acquired Companies have any liabilities, obligations or commitments of any kind, other than liabilities, obligations or commitments: (i) specifically reflected in and adequately reserved against on the consolidated balance sheet of the Company as of the Balance Sheet Date; (ii) incurred in the Ordinary Course of Business after the Balance Sheet Date(none of which is a liability for breach of contract, breach of warranty, tort, infringement, violation of Law, environmental matter, misappropriation, or that relates to any cause of action, claim or lawsuit); (iii) incurred as expressly contemplated by this Agreement or otherwise in connection with the Transactions; (iv) that have been discharged or paid off in full since the Balance Sheet Date; or (v) that would not have a Material Adverse Effect.

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5.8            Absence of Certain Developments. Except as expressly contemplated by this Agreement: (a)(i) since December 31, 2024 to the date hereof, there has not been a Material Adverse Effect; and (ii) since the Balance Sheet Date to the date hereof, the Acquired Companies have conducted their respective businesses in the Ordinary Course of Business; and (b) since the Balance Sheet Date to the date hereof, except for the Transactions, none of the Acquired Companies has taken any action that would, after the date hereof, be prohibited by Section 7.2.

5.9            Taxes.

(a)            Each of the Acquired Companies has duly and timely filed all material Tax Returns required to be filed by it (taking into account applicable extensions), and all such returns are correct and complete in all material respects.

(b)            All material amounts of Taxes due and owing by the Acquired Companies have been paid whether or not shown as due on any Tax Return.

(c)            All material amounts of Taxes required to be withheld by any Acquired Company (including from amounts paid or owing to any employee, independent contractor, creditor, member, stockholder, or other third party) have been withheld and have been (or will be) duly and timely paid to the proper Taxing Authority. Each of the Acquired Companies has complied in all material respects with all reporting and record keeping requirements related to withholding of Taxes.

(d)            No deficiencies for any material amounts of Taxes have been proposed, asserted or assessed in writing against any Acquired Company that are still pending and that have not been fully paid. No unresolved written claim has been made by a Taxing Authority in a jurisdiction where an Acquired Company does not file Tax Returns that an Acquired Company is or may be subject to Taxes assessed by, or required to file Tax Returns in, such jurisdiction.

(e)            No dispute, audit, investigation, examination, proceeding or claim by any Taxing Authority concerning any material Tax liability of any Acquired Company is currently in progress or, to the Knowledge of the Company, has been threatened in writing.

(f)             No Acquired Company (i) is a party to or bound by any material Tax allocation, Tax sharing, Tax indemnity agreement, or similar arrangement (other than customary commercial agreements entered into in the Ordinary Course of Business the principal purpose of which does not relate to Taxes), (ii) has been included in a combined, consolidated or unitary income Tax Return (other than a group the common parent of which is an Acquired Company), or (iii) is liable for the Taxes of another person (other than an Acquired Company) (A) under Treasury Regulations Section 1.1502-6 (or comparable provisions of state, local or non-U.S. Law) or (B) as a transferee or successor, or by contract (other than customary commercial agreements entered into in the Ordinary Course of Business the principal purpose of which does not relate to Taxes).

(g)            No Acquired Company has entered into a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

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(h)            No Acquired Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the past two (2) years.

(i)            Each of the Acquired Companies has (i) collected all material sales, use, and similar Taxes required to be collected and (ii) timely remitted all such material Taxes collected to the appropriate Tax Authority in accordance with applicable Laws. Each of the Acquired Companies has properly received and retained appropriate Tax exemption certificates or other documentation for all sales made or services provided without charging or remitting sales, or similar Taxes that qualify as exempt from such Taxes.

(j)            No Acquired Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in accounting method or use of an improper accounting method prior to the Closing, (ii) “closing agreement” or similar agreement entered into prior to the Closing, (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), or (iv) installment sale or open transaction disposition made prior to the Closing.

(k)            No Acquired Company (i) is subject to any private letter ruling of the Internal Revenue Service or comparable rulings of any other Taxing Authority or (ii) has executed or entered into a “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law).

(l)            Each of the Acquired Companies is compliant in all material respects with applicable Laws pertaining to escheat and unclaimed property.

(m)            The Company has no reason to believe that the Mergers will not qualify for the Intended Tax Treatment.

(n)            Notwithstanding any other provision in this Agreement, nothing in this Section 5.9 shall be construed as providing a representation or warranty with respect to the existence, availability, amount, usability or limitations (or lack thereof) of any net operating loss, net operating loss carryforward, capital loss, capital loss carryforward, basis amount or other Tax attribute (whether federal, state, local or foreign) of the Acquired Companies or of the ability of any Acquired Company to take any position or adopt any practice with respect to Taxes in a taxable period (or portion thereof) beginning after the Closing Date.

5.10            Real Property.

(a)            The Acquired Companies do not currently, and have never in the past, owned any real property in fee.

(b)            Schedule 5.10(b) of the Company Disclosure Schedules sets forth a true and complete list of each lease, sublease, license or occupancy agreement related to the Leased Real Property to which an Acquired Company is a party (each, a “Lease”), and each such Lease is a legal, valid, binding and enforceable obligation of an Acquired Company, subject to the Equitable Exceptions, and each such Lease is in full force and effect. No Acquired Company is in material default under any such Lease, and no condition exists which (with notice or lapse of time or both) would constitute a material default by such Acquired Company thereunder or, to the Knowledge of the Company, by the other parties thereto. An Acquired Company has good and valid leasehold title to the Leased Real Property and except for the Permitted Liens, there exist no Liens affecting the Leased Real Property. The Company has delivered to Buyer true and complete copies of each Lease.

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(c)            Neither the Company nor any Acquired Company has subleased, licensed or otherwise granted any party the right to use or occupy any Leased Real Property or any portion thereof. Neither the Company nor any of the Acquired Companies has received any written notice of any material pending suit for condemnation or other taking by any Governmental Body of any of the material Leased Real Property.

5.11            Personal Property. Except as disposed of in the Ordinary Course of Business, an Acquired Company has good and valid title to, or a valid leasehold interest in, all material items of tangible personal property reflected on the Financial Statements as being owned or leased by the Acquired Companies, free and clear of all Liens other than Permitted Liens.

5.12            Intellectual Property.

(a)            Schedule 5.12(a) of the Company Disclosure Schedules sets forth a list of all Company Owned IP that is, as of the date of this Agreement, registered, or the subject of an application for registration, with any Governmental Body. All such Company Owned IP is subsisting, and to the Knowledge of the Company, valid and enforceable. The Acquired Companies exclusively own all Company Owned IP and have valid rights to use all other Intellectual Property used in the conduct of their respective businesses as currently conducted, free and clear of all Liens (except for Permitted Liens); provided, that, the foregoing shall not be construed as a representation of non-infringement of Intellectual Property.

(b)            As of the date hereof, no Legal Proceeding is pending or threatened in writing against an Acquired Company (a) challenging the ownership, use, validity or enforceability of any Company Owned IP or (b) alleging that any Company Owned IP infringes, misappropriates or otherwise violates the Intellectual Property of any third party. The operation of each Acquired Company’s business as currently conducted by the Acquired Companies, and as conducted at any time during the three (3) years preceding the date of this Agreement, does not and did not infringe, misappropriate or otherwise violate any Intellectual Property of any other Person. To the Knowledge of the Company, no third Person is infringing, misappropriating or otherwise violating, or has at any time during the three (3) years preceding the date of this Agreement infringed, misappropriated or otherwise violated any Company Owned IP.

(c)            During the three (3)-year period ending on the date hereof, there have been no material security breaches (as such or similar terms are defined under applicable Privacy Requirements), malfunctions, data losses or failures of the computer systems, networks, hardware, software, and equipment used in connection with the business of the Acquired Companies (“Company IT Systems”). The Acquired Companies take, and have taken, reasonable actions to protect the confidentiality of their material trade secrets and the security, continuous operation and integrity of the Company IT Systems (and any data, including Personal Information, stored therein or Processed thereby). To the Knowledge of the Company, the Company IT Systems are free from all viruses, malware or other corruptants.

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(d)            The Acquired Companies have not used Open Source Software in a manner that, with respect to any software, the rights to which are included in the Company Owned IP (i) requires its distribution or disclosure or that it (or derivative works thereof) otherwise be made available or licensed to third parties in source code form, or (ii) imposes any restriction on the consideration to be charged for the licensing or distribution thereof. The Acquired Companies have not disclosed, and are not obligated to disclose, distribute or otherwise make available, any material proprietary source code the rights to which are included in the Company Owned IP, other than to authorized employees and contractors solely in order to perform their duties for the Acquired Companies and in all cases pursuant to reasonable non-disclosure agreements or equivalent confidentiality protections.

5.13            Privacy. For the three (3) years preceding the date of this Agreement, each Acquired Company has: (i) materially complied with all Privacy Requirements; (ii) had reasonable and appropriate administrative, technical and physical safeguards in place to protect all Personal Information it Processes, in its possession, or under its control against loss, theft, breach or unauthorized access, acquisition, use or disclosure; (iii) conducted HIPAA security risk assessments as required by applicable Privacy Laws; (iv) except as would not reasonably be expected to be material to the Acquired Companies taken as a whole, not experienced any loss, theft, breaches (as such term or similar terms are defined under applicable Privacy Requirements, including 45 C.F.R. § 164.402), security incidents (as such term or similar terms are defined under applicable Privacy Requirements, including 45 C.F.R. § 164.304) or unauthorized access, acquisition, use or disclosure of any Personal Information in the possession or control of, or Processed by, the Acquired Companies, or, to the Knowledge of the Company, any contractors (solely to the extent impacting Personal Information such contractor Processes on behalf of the Acquired Companies); and (v) not received any written, nor, to the Knowledge of the Company, oral, notice of any alleged material “security incident” (as such term or similar terms are defined under applicable Privacy Requirements, including 45 C.F.R. § 164.304) or “breach” (as such term or similar terms are defined under applicable Privacy Requirements, including 45 C.F.R. § 164.402) involving Personal Information in the possession or control of or Processed by the Company, or of any Legal Proceedings, Orders or written inquiries from Governmental Bodies related to the Company’s violation of any Privacy Requirements.

5.14            Artificial Intelligence. For the three (3) years preceding the date of this Agreement and except as would not reasonably be expected to be material to the Acquired Companies taken as a whole, each Acquired Company has used all AI Tools in compliance with applicable license terms, consents, agreements, Laws and Privacy Requirements.

5.15            Material Contracts.

(a)            Schedule 5.15(a) of the Company Disclosure Schedules sets forth all of the following Contracts to which an Acquired Company is a party or by which it is bound (excluding any Company Benefit Plan), in each case, as of the date of this Agreement (collectively, the “Material Contracts”):

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(i)            Contracts for the sale of any of the assets of an Acquired Company entered into during the two (2)-year period prior to the date hereof, in each case, for consideration in excess of $500,000 (other than sales or dispositions of assets in the Ordinary Course of Business);

(ii)            Contracts for any acquisition made by an Acquired Company of any operating business, material assets or the share capital or other equity securities of any other Person, in each case, that contain representations, warranties, covenants, indemnities or other obligations of such Acquired Company that are still in effect;

(iii)            Contracts in which an Acquired Company is a party in a joint venture or general or limited partnership;

(iv)            Contracts containing any covenant restricting or limiting in any respect the ability of an Acquired Company or its Affiliates to compete in any line of business or with any Person or in any geographic area;

(v)            Contracts requiring any Acquired Company to provide “most favored status”, “favored pricing”, right of first refusal with respect to assets, first negotiation, or exclusivity relating to the purchase, sale, lease or distribution of product or services to any customer or other Person or which imposes any minimum purchase obligations on any Acquired Company (or similar terms);

(vi)            Contracts relating to the incurrence, assumption or guarantee of Debt (other than advances to employees for expenses or transactions with customers on credit, in each case, in the Ordinary Course of Business);

(vii)            Contracts imposing a Lien on any material assets or properties of any Acquired Company, other than Liens which will be released at or prior to Closing and Permitted Liens;

(viii)            Contracts with a Governmental Body (other than customer Contracts entered into in the Ordinary Course of Business);

(ix)            Contracts with the top twenty (20) largest customers of the Acquired Companies, measured by aggregate revenue to the Acquired Companies (taken as a whole) for (A) the twelve (12)-month period ended December 31, 2024 and (B) the six (6)-month period ended June 30, 2025;

(x)            Contracts with the top twenty (20) largest suppliers of the Acquired Companies, measured by aggregate spend by the Acquired Companies (taken as a whole) for (A) the twelve (12)-month period ended December 31, 2024 and (B) the six (6)-month period ended June 30, 2025;

(xi)            Contracts (or group of related Contracts) with the same party for the purchase of products or services under which any Acquired Company has made payments during the fiscal year ending December 31, 2024 in excess of $285,000;

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(xii)            Contracts (or group of related Contracts) with the same party for the sale or license of products or services, including purchase orders, under which any Acquired Company has received payments during the fiscal year ending December 31, 2024 in excess of $1,500,000; and

(xiii)            Contracts relating to Intellectual Property (including license agreements, co-existence agreements, covenants not to sue and development agreements) other than (A) licenses granted to customers on a non-exclusive basis in the Ordinary Course of Business, and (B) Contracts for off-the-shelf, shrinkwrap, clickwrap or similar commercially available non-custom software licensed on a non-exclusive basis with annual fees of less than $1,000,000.

(b)            The Company has made available to Buyer true, complete and correct copies of each Material Contract, including any amendments thereto. Each Material Contract is a legal, valid and binding obligation of the applicable Acquired Company and, to the Knowledge of the Company, of each counterparty thereto and is in full force and effect, subject to the Equitable Exceptions, except for such failures to be legal, valid and binding or in full force and effect that would not reasonably be expected to be material to the Acquired Companies taken as a whole. None of the Acquired Companies, nor to the Knowledge of the Company, any other party thereto, is in material breach of, or in material default under, any such Material Contract, and (i) no event has occurred within the last six (6) months prior to the date hereof that with notice or lapse of time or both would constitute such a material breach or material default thereunder by an Acquired Company, or, to the Knowledge of the Company, any other party thereto, and (ii) during the six (6)-month period prior to the date hereof, no Acquired Company has received any written claim or notice of material breach of or material default under any such Contract.

5.16            Company Benefit Plans.

(a)            Schedule 5.16(a) of the Company Disclosure Schedules lists, as of the date hereof, each material Company Benefit Plan. The Company has made available to Buyer correct and complete copies of (as applicable): (i) each material Company Benefit Plan (or a written description of any material unwritten Company Benefit Plan); (ii) the most recent annual reports on Form 5500 filed with the IRS with respect to each Company Benefit Plan; (iii) the most recent summary plan description for each Company Benefit Plan; (iv) each trust agreement and insurance or group annuity contract relating to any Company Benefit Plan; (v) the most recent determination or opinion letter received by any Acquired Company from the IRS regarding the Tax-qualified status of each Qualified Plan; (vi) the most recent written results of all required compliance testing; and (vii) copies of any material correspondence with the IRS, Department of Labor or other Governmental Body with respect to any Company Benefit Plan issued or dated within three (3) years prior to the date hereof.

(b)            All Company Benefit Plans that are intended to be tax qualified under Section 401(a) of the Code (each, a “Qualified Plan”) have received or applied for a favorable determination letter or opinion letter from the IRS, and, to the Knowledge of the Company, no event has occurred since the date of the most recent determination letter, opinion letter or application therefor relating to any such Qualified Plan that would reasonably be expected to adversely affect the qualification of such Qualified Plan.

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(c)            Except as would not result in a material liability to the Acquired Companies, taken as a whole, (i) all Company Benefit Plans have been maintained and administered in accordance with their terms and applicable Laws and (ii) there are no claims, lawsuits or arbitrations (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened in writing, against any of the Company Benefit Plans.

(d)            (i) No Company Benefit Plan is, and none of the Acquired Companies nor any of their ERISA Affiliates sponsors, maintains or contributes to, is obligated to contribute to, or reasonably expects to have liability with respect to a plan which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, including a “multiemployer plan” (as defined in Section 3(37) of ERISA); and (ii) no Company Benefit Plan provides for post-retiree health, welfare or life insurance benefits for any participant or any beneficiary of a participant, except (a) as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or any similar state Law, or (b) for continuation of benefits through the remainder of the month in which a termination of employment occurs.

(e)            Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either individually or together with any other event, (i) result in any payment becoming due to any employee, director or individual independent contractor of the Acquired Companies under any Company Benefit Plan, (ii) increase any amount of compensation or benefits otherwise payable to any current or former employee, director or individual independent contractor of the Company or its subsidiaries under any Company Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits to any employee, director or individual independent contractor of the Acquired Companies under any Company Benefit Plan or (iv) result in any payment or benefit (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No person is entitled to receive any additional payment (including any Tax gross-up or other payment) from any Acquired Company as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.

5.17            Labor. None of the Acquired Companies is a party to or bound by any collective bargaining agreement. For the past three (3) years, (a) to the Knowledge of the Company, there are and have been no labor organizing activities with respect to any employees of the Acquired Companies; (b) there are and have been no strikes, concerted work stoppages, concerted work slowdowns, or unfair labor practice charges pending or, threatened in writing by or on behalf of any employee or group of employees of any Acquired Company; (c) the Acquired Companies are and have been in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices; and (d) to the Knowledge of the Company, no officer or director or supervisory-level employee of the Acquired Companies has been the subject of any allegation of sexual harassment or other sexual misconduct, nor, to the Knowledge of the Company, engaged in any such conduct.

5.18            Litigation. Except as would not reasonably be expected to be material to the Acquired Companies, taken as a whole, for the past three (3) years, (a) there have been no Legal Proceedings pending or threatened in writing against any Acquired Company and (b) none of the Acquired Companies has been subject to any Order.

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5.19            Compliance with Laws; Permits.

(a)            Each Acquired Company is, and for the past three (3) years has been, in compliance in all material respects with all applicable Laws (including, for the avoidance of doubt, Healthcare Laws and Environmental Laws) applicable to its respective business or operations. To the Knowledge of the Company, none of the Acquired Companies has received, since the Balance Sheet Date, any written notice of or been charged with the material violation of any Laws.

(b)            Each Acquired Company has all material Permits required for its products and the operation and activities of its respective business as presently conducted. Each Acquired Company complies in all material respects with the terms of all Permits, and no suspension, cancellation, non-renewal or adverse modification of any Permit is pending or, to the Knowledge of the Company, threatened in writing, except as would not reasonably be expected to be material to the Acquired Companies taken as a whole. None of the Acquired Companies is in default or violation of any term, condition or provision of any Permit to which it is a party, except for such default or violation that would not have a Material Adverse Effect.

(c)            None of the Acquired Companies nor any of their respective directors, officers, employees or, to the Knowledge of the Company, agents: (i) has been excluded, suspended, or debarred from participation in any federal, state or local governmental health insurance program; has received a written notice proposing or otherwise threatening their exclusion, suspension, or debarment from participation in any such program; or is otherwise ineligible to participate in any such program; (ii) has been convicted of, charged with, or entered into any settlement, corrective action plan, corporate integrity agreement, government-mandated compliance program, or other agreement with any Governmental Body related to any Healthcare Laws or to avoid conviction of, any violation of, or noncompliance with, any Healthcare Laws; (iii) had any material civil monetary penalty assessed against them with respect to any violation of Healthcare Laws; (iv) is subject to any pending or threatened in writing Legal Proceeding or inquiry with respect to any activity that would reasonably be expected to constitute a material violation of, or material noncompliance with, any Healthcare Laws; or (v) has received written notice from any Governmental Body alleging or asserting that any product, operation or activity of the Acquired Companies is in material violation of any Healthcare Laws, and, to the Knowledge of the Company, no such notice is pending or threatened in writing.

(d)            Except as would not reasonably be expected to be material to the Acquired Companies, taken as a whole, as applicable, during the three (3)-year period prior to the date hereof, (i) there have not been any material claims or, to the Knowledge of the Company, allegations made in writing to the Acquired Companies with respect to any products under any theory of tort liability, including strict liability, product liability, defects, errors, failure to warn, negligence, warranty or indemnity, or breach of contract claim for failure to obtain expected return on investment, other than individual requests for customer support or customer complaints in the ordinary course of business; and (ii) none of the Acquired Companies nor their directors, officers, employees or, to the Knowledge of the Company, agents, has made any voluntary self-disclosure to any Governmental Body, and to the Knowledge of the Company, there are no plans to make any such self-disclosures.

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5.20            Anti-Corruption and Anti-Bribery Laws. During the six (6)-year period prior to the date hereof, none of the Acquired Companies nor, to the Knowledge of the Company, any director, officer, or employee or agent acting for or on behalf of such Acquired Company, has, directly or indirectly, in connection with the business of such Acquired Company, (i) taken any action that would cause such Acquired Company to be in violation of (A) the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”) or any other similar anti-bribery Law applicable to the Acquired Company (together “Anti-Corruption Laws”) or (B) Trade Controls; (ii) participated in any transaction or business dealing with any Sanctioned Person or in any Sanctioned Country; (iii) been a Sanctioned Person; or (iv) received written communication from any Governmental Body related to any actual, potential, or alleged violation of any Anti-Corruption Laws or Trade Controls.

5.21            Insurance. Schedule 5.21 of the Company Disclosure Schedules lists each insurance policy maintained by an Acquired Company. All of such insurance policies are in full force and effect as of the date hereof, except for policies that have expired under their terms in the ordinary course, and are of the type and in the amounts customarily carried by Persons conducting a business similar to the Acquired Companies. With respect to each such insurance policy, (a) none of the Acquired Companies is in breach or material default (including any such breach or default with respect to the payment of premiums or the giving of notice of claims) and, except as would not reasonably be expected to be material to the Acquired Companies, taken as a whole, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or material default, or permit termination or modification, under any such policy and (b) during the 12 month period prior to this Agreement, none of the Acquired Companies received a written notice of cancellation or termination other than in connection with ordinary renewals. There are no material claims related to the business of any Acquired Company pending under any insurance policy listed on Schedule 5.21 of the Company Disclosure Schedules as to which coverage has been denied or disputed.

5.22            Related Party Agreements. Except for (a) advances to employees in the Ordinary Course of Business, (b) employment arrangements entered into in the Ordinary Course of Business that have been provided, (c) participation by employees, officers and directors in any Company Benefit Plans, (d) the Company’s directors’ and officers’ liability insurance policy, and (e) any indemnification agreement with any of the Company’s directors or officers that have been provided, no Affiliate, direct equityholder of Parent, director, manager or officer of any Acquired Company or equityholder of Parent (or any spouse, immediate family member or Affiliate thereof) (each a “Related Party”) (i) is a party to any Contract or other commitment or transaction to which any Acquired Company is a party or by which any of their respective assets or properties is bound, (ii) has any interest in any such agreement, arrangement, contract or commitment or (iii) owns any material interest in any asset used in the business of any of the Acquired Companies (each a “Related Party Contract”).

5.23            Brokers’ Fee. None of the Acquired Companies has, directly or indirectly, entered into any agreement with any Person that would obligate any Acquired Company to pay any commission, brokerage fee or “finder’s fee” in connection with the consummation of the Transactions.

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5.24            Environmental Matters. Except as would not have a Material Adverse Effect, as of the date hereof, there are no Legal Proceedings pending or threatened in writing under any Environmental Law against any Acquired Company, and to the Knowledge of the Company, there is no basis for any such Legal Proceedings.

Article VI

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUBS

Except as set forth in the Buyer SEC Reports publicly available prior to the date hereof (other than disclosures referred to in “Forward-Looking Statements,” “Risk Factors,” “Qualitative Disclosures About Market Risk” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements), each of Buyer and each Merger Sub hereby represents and warrants to the Company that:

6.1            Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business in all material respects as now conducted. Reverse Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business in all material respects as now conducted. Forward Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business in all material respects as now conducted.

6.2            Merger Subs’ Operations. Buyer directly owns beneficially and of record all of (i) the outstanding capital stock of Reverse Merger Sub and (ii) the limited liability company interests of Forward Merger Sub. Each Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations other than in connection with such Transactions.

6.3            Authorization of Agreement. Each of Buyer and each Merger Sub has all requisite power, as the case may be, and authority to execute and deliver this Agreement and each other Transaction Document to be executed by Buyer or either Merger Sub in connection with the consummation of the Transactions (the “Buyer Documents”), to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery of this Agreement and the Buyer Documents by Buyer and either Merger Sub, the performance of their respective obligations hereunder and thereunder, and the consummation by Buyer and each Merger Sub of the Transactions have been duly authorized by all necessary action on behalf of each of Buyer and each Merger Sub, and no other corporate or similar entity action on the part of Buyer or either Merger Sub (other than (i) the Reverse Merger Sub Stockholder Approval and the Forward Merger Sub Stockholder Approval, (ii) as required by the DGCL and (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware) is necessary to authorize the execution, delivery and performance of this Agreement and each of the Buyer Documents and the consummation of the Transactions. This Agreement has been, and each of the Buyer Documents will be at or prior to the Closing, duly and validly executed and delivered by Buyer and Merger Subs, as applicable, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Buyer Document when so executed and delivered will constitute, the legal, valid and binding obligation of Buyer and Merger Subs, as applicable, enforceable against Buyer and Merger Subs, as applicable, in accordance with its terms, except to the extent that enforceability thereof may be limited by the Equitable Exceptions.

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6.4            Conflicts; Consents of Third Parties.

(a)            None of the execution and delivery by Buyer or either Merger Sub of this Agreement or the Buyer Documents, the consummation by Buyer or either Merger Sub of the Transactions, or compliance by Buyer or either Merger Sub with any of the provisions hereof or thereof will (i) violate any provision of the Organizational Documents of Buyer or either Merger Sub; (ii)  conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of acceleration, termination or cancellation under any material Contract or material Permit to which Buyer or either Merger Sub is a party; (iii) violate any Law or Order applicable to Buyer or either Merger Sub or by which any of the properties or assets of Buyer or either Merger Sub are bound; other than, in the case of clauses (ii) and (iii), such conflicts, violations, defaults, terminations or cancellations that would not reasonably be expected to prohibit or restrain the ability of Buyer or either Merger Sub to consummate the Transactions.

(b)            No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Buyer or either Merger Sub in connection with the execution and delivery by Buyer and Merger Subs of this Agreement or the Buyer Documents, the compliance by Buyer or either Merger Sub with any of the provisions hereof or thereof, or the consummation by Buyer or either Merger Sub of the Transactions, except for (i) filings required under and in compliance with the applicable requirements of the HSR Act, and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, except as would not reasonably be expected to prohibit or restrain the ability of Buyer or either Merger Sub to consummate the Transactions.

6.5            Capitalization; Buyer Stock Consideration.

(a)            The authorized capital stock of Buyer consists of 2,500,000,000 shares of Buyer Common Stock. As of July 21, 2025, there are 174,238,972 shares of Buyer Common Stock issued and outstanding.

(b)            All shares of Buyer Common Stock have been duly authorized and are validly issued, fully paid and non-assessable and have not been issued in violation of any preemptive rights. There are no outstanding options, warrants, calls, rights (including phantom rights, profits interests, appreciation rights, contingent value rights or other similar rights), subscriptions or Contracts of any character to which Buyer is a party requiring, and there are no convertible securities of Buyer outstanding which upon conversion or exchange would require, the issuance, acquisition, redemption, repurchase or sale of any shares of capital stock of Buyer or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock of Buyer. There are no outstanding contractual obligations of Buyer to repurchase, redeem or otherwise acquire any securities or equity interests of Buyer. Buyer is not a party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of the Buyer Common Stock.

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(c)            The shares of Buyer Common Stock issuable to Equityholders pursuant to this Agreement have been duly authorized and, if issued and delivered to such Equityholders at the Closing in accordance with the terms of this Agreement, will have been validly issued, will be fully paid and non-assessable, and the issuance thereof will not be subject to any preemptive rights, rights of first refusal or similar rights. The issuance of the Buyer Common Stock, if any, does not require the vote or approval of the stockholders of Buyer under the rules of the applicable securities exchange on which the Buyer Common Stock is listed, the Organizational Documents of Buyer or applicable Law. No registration under the Securities Act is required for the issuance and delivery of the Closing Stock Consideration at the Closing in accordance with the terms of this Agreement. The issuance and delivery of the Closing Stock Consideration at the Closing in accordance with the terms of this Agreement does not contravene the applicable listing and corporate governance rules and regulations of the applicable securities exchange on which the Buyer Common Stock is listed.

6.6            Financial Statements.

(a)            Buyer has timely filed with the Securities and Exchange Commission (the “SEC”) all reports, forms, statements and other documents required to be filed by Buyer pursuant to the Exchange Act since Buyer’s initial public offering (together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Buyer SEC Documents”). As of their respective SEC filing dates, or if amended, supplemented or superseded, as of the date of the last such amendment, supplement or superseding filing prior to the date hereof, with respect to the portions that are amended, supplemented or subject to a superseding filing, the Buyer SEC Documents (i) complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (to the extent then applicable) and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since Buyer’s initial public offering, no executive officer of Buyer or any of its subsidiaries has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Buyer SEC Documents. As of the date hereof, none of the Buyer SEC Documents is the subject of unresolved comments received from the SEC (whether orally or in writing) or is otherwise, to the Knowledge of Buyer, the subject of ongoing SEC review. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Buyer SEC Documents, (i) complied, as of their respective dates of filing with the SEC, or if amended, as of the date of the last such amendment, in all material respects with the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and the published rules and regulations of the SEC with respect thereto and fairly presents in all material respects the consolidated financial position and results of operations of Buyer and its subsidiaries as at the dates and for the periods indicated therein and (ii) was prepared in accordance with GAAP applied on a consistent basis during the periods indicated (in each case, except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act).

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(b)            Buyer’s “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) are sufficient to provide reasonable assurances: (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP; (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Buyer’s properties or assets that could have a material effect on the Buyer’s financial statements.

(c)            Buyer maintains a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) as required by Rule 13a-15 or 15d-15. Buyer’s system of disclosures controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Buyer in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules, to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(d)            Since Buyer’s initial public offering, neither Buyer nor, to the Knowledge of Buyer, Buyer’s independent registered accountant has identified or been made aware of any: (i) “material weakness” in the internal controls over financial reporting of Buyer or (ii) Fraud, whether or not material, that involves management or other employees of Buyer who have a significant role in the internal controls over financial reporting of Buyer.

6.7            Absence of Certain Developments. Except as contemplated by this Agreement, from the date of Buyer’s most recent available audited consolidated financial statements to the date hereof (the “Buyer Audit Date”), (a) there has been no Effect that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the financial condition, business or results of operations of Buyer and its subsidiaries, taken as a whole, and (b) Buyer and its subsidiaries have conducted their respective businesses in the Ordinary Course of Business.

6.8            Litigation. There are no Legal Proceedings pending or, to the Knowledge of Buyer, threatened in writing against Buyer or either Merger Sub that would reasonably be expected to prohibit or restrain the ability of Buyer or either Merger Sub to enter into this Agreement or consummate the Transactions. None of Buyer no either Merger Sub is subject to any Order except to the extent the Order would not reasonably be expected to prohibit or restrain the ability of Buyer or either Merger Sub to enter into this Agreement or consummate the Transactions.

6.9            Compliance with Laws. As of the date hereof, Buyer is in compliance in all material respects with all applicable Laws (including, for the avoidance of doubt, applicable Environmental Laws) applicable to its respective business or operations. To the Knowledge of Buyer, neither Buyer, nor any of its subsidiaries has received, since the Buyer Audit Date, any written notice of or been charged with the material violation of any Laws, except to the extent such notice or charge would not reasonably be expected to prohibit or restrain the ability of Buyer or either Merger Sub to enter into this Agreement or consummate the Transactions. Buyer is, and since its initial public offering, has been, in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the applicable securities exchange on which the Buyer Common Stock is listed.

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6.10            Financial Capability. Buyer (a) has, and at the Closing will have, access to sufficient funds available to consummate the Transactions contemplated hereby on the terms and subject to the conditions set forth in this Agreement and to pay the amounts required to be paid pursuant to this Agreement, and to pay any fees and expenses incurred by Buyer in connection with the Transactions, (b) has, and at the Closing will have, the resources and capabilities (financial or otherwise) to perform its obligations hereunder and under any other Buyer Document and (c) has not incurred any obligation, commitment, restriction or liability of any kind, which would impair or adversely affect such resources and capabilities. The obligations of Buyer and Merger Subs under this Agreement are not subject to any conditions regarding Buyer’s, Reverse Merger Sub’s, Forward Merger Sub’s, their Affiliates’ or any other Person’s ability to obtain financing for the consummation of the Transactions contemplated hereby.

6.11            Solvency.

(a)            Immediately after giving effect to the Merger and the consummation of the other Transactions and assuming the representations and warranties set forth in Article IV and Article V are true and correct in all material respects, the Surviving Entity and the Company Subsidiaries on a consolidated basis will be Solvent. In completing the Transactions, Buyer does not intend to hinder, delay or defraud any present or future creditors of Buyer or the Surviving Entity or the Company Subsidiaries.

(b)            For purposes of this Agreement, “Solvent” means, when used with respect to the Surviving Entity, means that, as of any date of determination:

(i)            the fair saleable value (determined on a going concern basis) of the assets of Buyer and the Surviving Entity and the Company Subsidiaries shall be greater than the total amount required to pay their liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed);

(ii)            Buyer and the Surviving Entity and the Company Subsidiaries shall be able to pay their debts, obligations, and liabilities in the Ordinary Course of Business as they become due; and

(c)            Buyer and the Surviving Entity and the Company Subsidiaries shall not have unreasonably small capital for the operation of the businesses in which they are engaged or proposed to be engaged thereafter.

6.12            Taxes. Buyer has no reason to believe that the Mergers will not qualify for the Intended Tax Treatment. Forward Merger Sub is treated for U.S. federal income tax purposes under Treasury Regulations Section 301.7701-3 as a disregarded entity that is not separate from Buyer.

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6.13            Brokers’ Fee. Other than Barclays Capital Inc., no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Buyer or either Merger Sub in connection with the Transactions and no such Person is entitled to any fee or commission or like payment from Buyer or either Merger Sub in respect thereof that is, or will be, a Liability or Obligation of Parent or prior to the Closing, an Acquired Company.

6.14            Non-Reliance. Except for the specific representations and warranties expressly made by Parent in Article IV and the Company in Article V of this Agreement and in the certificate to be delivered pursuant to Section 2.4(a)(i), and subject to the specifically bargained-for exclusive remedies as set forth in this Agreement, each of Buyer and each Merger Sub represents and warrants to the Company that it is not relying upon, and will not rely upon, (a) any representation or warranty, expressed or implied, at law or in equity, made by any Person in respect of any Acquired Company or any of the Acquired Companies’ respective businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of their respective businesses, the effectiveness or the success or profitability of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, forecasts, opinions, advice, material, statement, data or other information (financial or otherwise) regarding any Acquired Company provided to, or otherwise made available to, Buyer, either Merger Sub or their Representatives or made available to Buyer, either Merger Sub or their Representatives in connection with the Transactions, including in any “data rooms,” “virtual data rooms,” management presentations, or in respect of any other matter or thing whatsoever, and (b) any Person providing or not providing any information not specifically required to be provided or disclosed pursuant to the specific representations and warranties set forth in Article IV and Article V of this Agreement and in the certificate to be delivered pursuant to Section 2.4(a)(i). EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN Article IV AND ARTICLE V, AS QUALIFIED BY THE COMPANY DISCLOSURE SCHEDULES and in the certificate to be delivered pursuant to Section 2.4(a)(i), NONE OF PARENT, THE COMPANY OR ANY OTHER PERSON MAKES ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES REGARDING THE ACQUIRED COMPANIES, AND THE COMPANY AND PARENT HEREBY DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Article VII

COVENANTS

7.1            Access to Information.

(a)            Prior to the Closing or earlier termination of this Agreement, the Company shall provide Buyer and its Representatives, upon reasonable advance notice and under reasonable circumstances, with reasonable access during normal business hours to the books and records and appropriate officers and Representatives and properties of the Acquired Companies; provided that any such access and activities shall be conducted in a manner not to unreasonably interfere with the business or operations of the Acquired Companies. Notwithstanding anything herein to the contrary, none of the Acquired Companies shall be required to provide such access or disclose any information to Buyer and its Representatives if doing so could (A) result in a waiver of attorney-client privilege, work product doctrine or similar privilege, (B) violate any written agreement to which any Acquired Company is a party or (C) violate any Law which any Acquired Company is subject to; provided that the Acquired Companies shall use commercially reasonable efforts to seek to implement alternative measures to permit access and/or the provision of information without triggering clauses (A) through (C) above. All requests for such access shall be directed to such Person as the Company may designate in writing from time to time which shall always include any one of William Chan, Michael Lovell¸ or Amy Bast (collectively, the “Designated Contacts”). Other than the Designated Contacts, prior to the Closing, without the prior written consent of Parent (which approval may not be unreasonably withheld, conditioned or delayed by the Parent), Buyer and its subsidiaries and its and their respective directors, officers and employees shall not, and Buyer shall direct and use reasonable best efforts to cause its Representatives not to, contact any employee, contractors, supplier, customer, landlord or other material business relationship of any Acquired Company with respect to any Acquired Company or the transactions contemplated by this Agreement (provided, that Buyer may, after prior consultation with William Chan (email to suffice), discuss go forward integration, employment, reinvestment or rollover arrangements with any director or employee of Parent or the Acquired Companies).

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(b)            For a period of seven (7) years after the Closing, Buyer shall cause the Surviving Entity and the Company Subsidiaries to provide the Equityholder Representative and its Representatives, upon reasonable advance notice and under reasonable circumstances reasonable access during the Surviving Entity’s normal business hours, to financial and operating data or other information relating to the Surviving Entity and the Company Subsidiaries prior to the Closing as reasonably requested by the Equityholder Representative to the extent necessary for the preparation of financial statements, regulatory filings, or Tax returns of any Equityholder or its Affiliates in respect of periods ending on or prior to the Closing (but not for the purposes of any dispute or action between the Equityholder Representative or any Equityholder, on the one hand, and the Surviving Entity, Buyer or their Affiliates, on the other hand). Notwithstanding anything herein to the contrary, Buyer, the Surviving Entity and the Company Subsidiaries shall not be required to provide such access or disclose any information to the Equityholder Representative if doing so could (A) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (B) violate any written agreement to which Buyer, the Surviving Entity or any Company Subsidiary is a party or, (C) violate any Law to which the Surviving Entity or any Company Subsidiary is subject; provided that Buyer, the Surviving Entity and the Company Subsidiaries shall use reasonable best efforts to seek to implement alternative measures to permit access and/or the provision of information without triggering clauses (A) through (C) above. Buyer agrees to cause the Surviving Entity to hold all the books and records of the Acquired Companies existing on the Closing Date and not to destroy or dispose of any thereof for a period of seven (7) years from the Closing Date or such longer time as may be required by Law.

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7.2            Conduct of the Business Pending the Closing.

(a)            Prior to the Closing or earlier termination of this Agreement, except (i) as required by applicable Law or Contract, (ii) as otherwise contemplated by this Agreement, or (iii) with the prior written consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned (provided that consent shall be deemed to have been given if Buyer does not object within five (5) Business Days from the date on which a request of such consent is delivered to the following designated contacts of Buyer: Brendan O’Connor and Greg Packer (the “Buyer Designated Contacts”)), the Company shall, and Parent and the Company shall cause the Company Subsidiaries to, conduct the respective businesses of the Acquired Companies only in the Ordinary Course of Business and shall (A) use commercially reasonable efforts to maintain and preserve intact their respective business organizations, assets and properties and current relationships and good will with customers, employees, suppliers, clients, financing sources, channel partners and others having business dealings with them, (B) maintain their books and records in the usual, regular and ordinary manner, on a basis consistent with past practice and (C) use commercially reasonable efforts to preserve the goodwill and ongoing operations of the business.

(b)            Prior to the Closing or earlier termination of this Agreement, except (i) as required by applicable Law, (ii) as otherwise contemplated by this Agreement (including the Recapitalization Transactions), (iii) with the prior written consent of Buyer which consent shall not be unreasonably withheld, delayed or conditioned; provided that consent shall be deemed to have been given if Buyer does not object within five (5) Business Days from the date on which a request of such consent is delivered to the Buyer Designated Contacts, or (iv) as set forth in Schedule 7.2(b) of the Company Disclosure Schedules, the Company shall not, and Parent and the Company shall cause the Company Subsidiaries not to:

(i)            (A) transfer, grant, issue, sell, encumber or otherwise dispose of, any shares of capital stock or other securities of any Acquired Company or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of any Acquired Company or (B) purchase, redeem, or otherwise acquire outstanding shares of capital stock or other securities of the Company, other than, in each case of clauses (A) and (B), issuances of shares of capital stock, purchases, redemptions, or other acquisitions made in connection with the departure of any employee of any Acquired Company to the extent permitted by and in accordance with the terms of the Parent LLC Agreement, any Company Benefit Plan and/or all award agreements thereunder in effect as of the date hereof;

(ii)            recapitalize, reclassify, combine, split, subdivide, or amend the terms of any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock;

(iii)            adopt or enter into a plan of liquidation, dissolution, restructuring, recapitalization or other reorganization of any Acquired Company;

(iv)            without limitation of Section 7.2(c), authorize, pay, make or declare any dividend or distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of any Acquired Company), other than dividends and distributions paid by a wholly-owned Company Subsidiary to the Company or another wholly-owned Company Subsidiary;

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(v)            amend the Organizational Documents of any of the Acquired Companies;

(vi)            other than as required by applicable Law or pursuant to the terms of any existing Contract or Company Benefit Plan set forth on Schedule 5.16(a) of the Company Disclosure Schedules as in effect on the date hereof, (A) increase the amount of any bonus, salary or other compensation payable to any employee, director, executive officer or other individual service provider of any Acquired Company, except for increases in base compensation in the Ordinary Course of Business to any employee of any Acquired Company with annual base compensation equal to or less than $200,000, (B) grant any extraordinary bonus to any employee, director, executive officer or other individual service provider of the Acquired Companies, (C) take any action to accelerate the vesting or payment of any compensation or benefits of any employee, director, executive officer or other individual service provider of any Acquired Company, (D) enter into, amend or terminate any material Company Benefit Plan (or any plan, program, agreement or arrangement that would be a material Company Benefit Plan if in effect on the date hereof) or grant, amend or terminate any awards thereunder, (E) fund any payments or benefits that are payable or to be provided under any Company Benefit Plan but are not yet due and payable, (F) terminate (other than for cause or due to permanent disability) any employee, director, executive officer or other individual service provider of any Acquired Company with annual base compensation greater than $200,000, (G) hire or engage any new employee, director, executive officer or other individual service provider of any Acquired Company (other than replacement hires in the Ordinary Course of Business or employees with annual base compensation equal to or less than $200,000), (H) make any loan to any present or former employee, director, executive officer or other individual service provider of any Acquired Company (other than advancement of expenses in the Ordinary Course of Business), or (I) enter into, amend or terminate any collective bargaining agreement or similar agreement with a labor union, works council or similar organization;

(vii)            sell, assign, transfer, license, abandon, allow to lapse or otherwise dispose of any material asset or material property of any Acquired Company (including Intellectual Property) other than, in each case, non-exclusive licenses granted in the Ordinary Course of Business or with respect to immaterial or obsolete Intellectual Property;

(viii)            other than in the Ordinary Course of Business, cancel or compromise any material debt or claim owing to the Company;

(ix)            incur any Debt (other than as relating to subclauses (d), (e), (f) or (g) or (i) in the definition of “Debt”), other than (A) under the Existing Credit Agreement, or (B) advances to employees or officers of any Acquired Company for expenses incurred in the Ordinary Course of Business not to exceed $25,000 in any single advance or series of advances to any single Person;

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(x)            (A) enter into or agree to enter into any merger or consolidation with any Person (other than a merger of any wholly-owned Company Subsidiary into the Company) or otherwise acquire (whether by merger, consolidation, acquisition or stock or assets) any equity interests of any Person or division thereof, (B) make any investment in the securities of another Person, other than investments in any wholly-owned Acquired Company or (C) enter into any new line of business material to the Acquired Companies, taken as a whole, other than in each of cases (A), (B) and (C), as contemplated by the Company’s business plan provided to Buyer prior to the date hereof;

(xi)            change its present financial accounting methods or principles in any material respect, except as required by GAAP or by the Company’s auditors;

(xii)            Other than as required by applicable Law, adopt, revoke or change any Tax accounting period or material method, settle or compromise any audit, examination or other proceeding with respect to Taxes, amend any Tax Return, prepare or file any income Tax Return or other material Tax Return (or take any position thereon) in a manner inconsistent with past practice, consent to any extension or waiver of the statute of limitations applicable to any Taxes, make, change or revoke any material Tax election, enter into any closing agreement with respect to Taxes, initiate or enter into any voluntary disclosure with a Taxing Authority with respect to Taxes, surrender any right to claim a refund of Taxes, request any ruling or special Tax incentive with any Taxing Authority with respect to Taxes; or

(xiii)            other than Tax matters which shall be governed solely by Section 7.2(b)(xii), pay, discharge, settle or compromise any pending or threatened suit, action, or claim which (A) requires payment to or by any Acquired Company (exclusive of attorney’s fees) in excess of $250,000 in the aggregate (other than (i) any action that is covered by the Acquired Company’s insurance policies or (ii) is paid, discharged or settled in full prior to the Closing Date), (B) imposes material restrictions on the operations of the Acquired Companies or involves injunctive or equitable relief against the Company or (C) involves any criminal liability or admission of guilt;

(xiv)            other than in the Ordinary Course of Business, materially accelerate or materially delay collection practices with respect to accounts receivable or accounts payable;

(xv)            (A) Enter into, materially amend, terminate or waive material rights under any Material Contract or Related Party Contract or (B) enter into any Contract that if in effect on the date hereof would be a Material Contract or a Related Party Contract (and after entry thereof, take actions that would otherwise be restricted by the preceding clause (A)) other than (i) entering into any Contract within the definition of clauses (ix) or (xiii) of the definition of "Material Contracts" in the Ordinary Course of Business, or (ii) (A) renewing, amending, terminating or waiving rights under any Contract within the definition of clauses (ix) or (xiii) of the definition of “Material Contracts”, or (B) entering into, renewing, amending terminating or waiving any rights under any Contract with the definition of clauses (x), (xi) or (xii) of the definition of "Material Contracts", in each case of clauses (A) and (B), in the Ordinary Course of Business that result in an aggregate change of revenue below $1,000,000 on the Company;

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(xvi)            authorize, agree or commit to, or enter into any Contract to do anything prohibited by this Section 7.2(b).

(c)            Notwithstanding anything to the contrary contained herein, during the period from the date hereof until delivery of the Estimated Closing Statement, each Acquired Company shall be permitted to utilize any and all available Cash to (A) pay Company Transaction Expenses; (B) repay outstanding Debt; and (C) declare, pay, or set aside cash dividends or other distributions so long as such amounts are reflected in the Estimated Statement, in each case, at such times and in such amounts as the applicable Acquired Company shall deem necessary, appropriate, or desirable; provided that no Acquired Company shall be permitted to utilize Cash as described in clauses (A)–(C) after the Measurement Time and any Cash so used shall be deemed not to be Cash for purposes of this Agreement.

7.3            Regulatory Approvals.

(a)            Each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the Transactions as promptly as practicable, including preparing and filing all documentation to effect all necessary filings, consents, waivers, approvals, authorizations, Permits or Orders from all Governmental Bodies. In furtherance and not in limitation of the foregoing, each of Buyer and, where applicable, the Company undertakes and agrees to make, or cause to be made, with respect to the Transactions no later than twenty (20) Business Days after the date hereof, any appropriate filing of a Notification and Report Form pursuant to the HSR Act. Each of Buyer and Company shall (A) respond as promptly as practicable and advisable to any inquiries or requests received from any Governmental Body pursuant to the HSR Act in connection with the Transactions and supply any additional information or documentation that may be requested and (B) use its reasonable best efforts to cause the waiting periods or other requirements under the HSR Act to terminate or expire at the earliest possible date (including with respect to filings under the HSR Act).

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(b)            Further, and without limiting the generality of the rest of this Section 7.3, each of the parties shall cooperate in all respects with each other to prepare any filing or submission made with any Governmental Body in connection with the Transactions and regarding any investigation or other inquiry by any Governmental Body in connection with the Transaction, which shall include (i) furnishing to the other parties such necessary information and reasonable assistance as the other parties may request in connection with the foregoing, (ii) informing the other parties of any substantive communication with any Governmental Body regarding any of the Transactions, and (iii) providing counsel for the other parties with copies of all submissions made by such party, all substantive written correspondence between such party (and its Affiliates or advisors) with any Governmental Body and any other substantive written information supplied by such party and such party’s Affiliates or advisors to a Governmental Body or received from such a Governmental Body in connection with the Transactions; provided, however, that materials may be redacted as necessary to comply with legal privilege, contractual arrangements and with applicable Law. The parties hereto may, as they deem advisable, designate any competitively sensitive materials provided to the other under this Section 7.3(b) or any other section of this Agreement as “outside counsel only.” Such materials and the information contained therein shall be given only to outside legal counsel of the recipient and will not be disclosed by such legal counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials. Each party hereto shall, subject to applicable Law, permit counsel for the other parties to review in advance, and consider in good faith the views of the other parties in connection with, any proposed substantive written communication to any Governmental Body in connection with the Transactions. The parties agree not to participate, or to permit their Affiliates or advisors to participate, in any substantive meeting or discussion, either in person or by teleconference, with any Governmental Body in connection with the Transactions unless it consults with the other parties in advance and, to the extent not prohibited by such Governmental Body, gives the other parties the opportunity to attend and participate. Further, Buyer and Parent shall not, and shall cause each of its subsidiaries not to, (i) consent to any voluntary extension of, or enter into any agreement to delay the expiration of, any relevant waiting period under the HSR Act in connection with the Transactions; (ii) pull and refile, or otherwise withdraw, any filing made under the HSR Act in connection with the Transactions; or (iii) consent to any other voluntary delay of the consummation of the Transactions at the behest of any Governmental Body, in each case, without the prior written consent of the other party. Further, and without limiting the generality of the rest of this Section 7.3, Buyer and its subsidiaries shall use reasonable best efforts to take any actions necessary to avoid or eliminate each and every impediment under any Antitrust Law or other Law that may be asserted by any Governmental Body or private party with respect to this Agreement so as to make effective as soon as possible the Transactions and to avoid any suit or proceeding, which would otherwise have the effect of preventing or delaying the Closing (and, for the avoidance of doubt, so as to avoid an in-depth or second phase review by the relevant Governmental Body). The actions involved in the preceding sentence shall include, as reasonably appropriate, (i) contesting, defending and appealing any threatened or pending litigation or preliminary or permanent injunction or other Order that would adversely affect the ability of any party hereto to consummate, or otherwise delay the consummation of, the Transactions; and (ii) using reasonable best efforts to take any and all action as may be required by a Governmental Body in order to (A) obtain all necessary consents, approvals and authorizations as soon as possible, and in any event before the Termination Date, (B) avoid the entry of, or to have vacated, lifted, dissolved, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect in any Legal Proceeding that prohibits, prevents or restricts consummation of the Transactions, or (C) effect the expiration or termination of any waiting period, which would otherwise have the effect of preventing or delaying the Closing beyond the Termination Date. As part of meeting its obligations under this clause (b), Buyer shall, as reasonably appropriate, and promptly, and sufficiently prior to the Termination Date (i) propose, negotiate, offer to commit to and effect (and if such offer is accepted, committing to and effecting), by order, consent decree, hold separate order or otherwise, the sale, divestiture, license, hold separate, cause a third party to acquire or otherwise dispose of any assets, properties, products, product lines, services, businesses or rights of Buyer or, effective as of the Closing, the Company or the Company Subsidiaries or any interest or interests therein, (ii) extend, terminate, amend or modify any Contract or other relationship of Buyer or, effective as of the Closing, the Company or the Company Subsidiaries and (iii) take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the assets, properties, products, product lines, services or businesses of Buyer or, effective as of the Closing, the Company or the Company Subsidiaries or any interest or interests therein; provided that any such actions are conditioned upon the consummation of the Transactions and any such actions, individually or in the aggregate, would not reasonably be expected to have a material negative effect on the Buyer, including the Company and the Company Subsidiaries, following the Closing.

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(c)            Buyer shall not, and shall cause its subsidiaries not to, acquire or enter into any agreement to acquire (by merger, consolidation, acquisition of equity interests or assets, joint venture or otherwise) any Person or a portion thereof or otherwise acquire or agree to acquire any assets, if such acquisition or the entering into such agreement could reasonably be expected to materially (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any Governmental Body permit or Order necessary to consummate the Transactions or the expiration or termination of any waiting period under applicable Law; (ii) increase the risk of any Governmental Body entering an Order prohibiting the consummation of the Transactions or increase the risk of not being able to remove any such Order on appeal or otherwise; or (iii) otherwise delay or prevent the consummation of the Transactions.

(d)            Buyer shall determine and direct the strategy for responding to all inquiries, including responding to any information or document requests, from any Governmental Body concerning the transaction contemplated by this Agreement and resolving or defending against any action or proceeding brought or threatened to be brought by any Governmental Body under any Antitrust Law; provided that Buyer shall consider in good faith the views of the Company in determining and directing such strategy and such strategy shall be consistent with Buyer’s obligations under this Agreement, including Buyer’s obligations under Section 7.3(b).

7.4            Further Assurances. Subject to, and not in limitation of, Section 7.3, until the Closing or earlier termination of this Agreement, each of the parties hereto shall (a) execute such documents and perform such further acts as may be reasonably required to carry out the provision hereof and the actions contemplated hereby and (b) use its reasonable best efforts to, at the earliest practicable date, satisfy, or cause the satisfaction of, the conditions precedent to the consummation of the Transactions.

7.5            Confidentiality. Each of Buyer and each Merger Sub acknowledges that the information provided to it in connection with this Agreement and the Transactions is subject to the terms of the Non-Disclosure Agreement between Parent and Waystar, Inc., dated March 18, 2025 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Notwithstanding the foregoing, nothing herein or in the Confidentiality Agreement shall prevent Buyer or any of its Representatives from disclosing any information to any potential debt financing source of Buyer or its Affiliates, so long as such debt financing source has entered into customary confidentiality undertakings for syndicated bank credit facilities. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate.

7.6            Indemnification, Exculpation and Insurance.

(a)            From and after the First Effective Time, until the sixth (6th) anniversary of the First Effective Time, Buyer shall cause each Acquired Company (each a “Primary Indemnitor”) to indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law, the Persons who at or prior to the First Effective Time were directors, managers or officers of any Acquired Company (collectively, the “Indemnitees”), with respect to all acts or omissions by them in their capacities as such or taken by them at the request of any Acquired Company, in each case, at or prior to the First Effective Time. Buyer agrees that all rights of the Indemnitees to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the First Effective Time as provided in the Organizational Documents of any Acquired Company as now in effect, and any indemnification agreements or arrangements of any Acquired Company on Schedule 7.6(a) shall survive the Closing and shall continue in full force and effect in accordance with their terms. Such rights shall not be amended, or otherwise modified in any manner that would adversely affect the rights of the Indemnitees, unless such modification is required by Law or approved by each such Indemnitee. In addition, from and after the First Effective Time, Buyer shall, or shall cause the Acquired Companies to, as the case may be, advance any expenses (including fees and expenses of legal counsel) of any Indemnitee under this Section 7.6 (including in connection with enforcing the indemnity and other obligations referred to in this Section 7.6), as incurred, to the fullest extent permitted under applicable Law; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law.

Strictly Confidential

(b)            Buyer hereby acknowledges that certain Indemnitees may have rights to indemnification, advancement of expenses and/or insurance provided by Persons (other than the Acquired Companies) (collectively, the “Secondary Indemnitors”). Buyer hereby agrees that (i) the Primary Indemnitors are the indemnitor of first resort (i.e., their obligations to the Indemnitees are primary and any obligation of the Secondary Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Indemnitee are secondary), (ii) the Primary Indemnitors shall be required to advance the full amount of expenses incurred by any Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement or the Organizational Documents of any Acquired Company (or any other agreement between any Acquired Company and any such Indemnitee), without regard to any rights the Indemnitee may have against the Secondary Indemnitors, and (iii) the Primary Indemnitors irrevocably waive, relinquish and release the Secondary Indemnitors from any and all claims against the Secondary Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. Each of Buyer and the Surviving Entity further agree that no advancement or payment by a Secondary Indemnitor on behalf of an Indemnitee with respect to any claim for which an Indemnitee has sought indemnification from the Primary Indemnitors shall affect the foregoing and the applicable Secondary Indemnitor shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Indemnitee against the Primary Indemnitor. Buyer and the Indemnitees agree that the Secondary Indemnitors are express third party beneficiaries of the terms of this Section 7.6(b).

(c)            From and after the First Effective Time, until the sixth (6th) anniversary of the First Effective Time, Buyer shall cause the Organizational Documents of the Surviving Entity and each Acquired Company to contain provisions with respect to indemnification and exculpation from liability that are at least as favorable to the beneficiaries of such provisions as those provisions set forth as of the date of this Agreement in the Organizational Documents of each Acquired Company which provisions, in each case, shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees.

Strictly Confidential

(d)            In the event any litigation, claim or proceeding (each, a “D&O Claim”) is asserted or made, any determination required to be made with respect to whether an Indemnitee’s conduct complies with the standards set forth under applicable Law, the applicable Organizational Documents of the Acquired Company or any indemnification agreements or arrangements of any Acquired Company, as the case may be, shall be made by independent legal counsel selected by such Indemnitee.

(e)            Each of Buyer and the Indemnitee shall, and Buyer shall cause its Affiliates to, cooperate in the defense of any D&O Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished books, records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(f)            Prior to the Closing, Buyer shall, or, immediately upon the Closing, shall cause the Surviving Entity and Company Subsidiaries to, purchase (at Buyer’s expense) a “tail” or “runoff” policy or an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance plan covering the Acquired Companies’ directors, managers and officers, that shall provide such directors, managers and officers with coverage for six (6) years following the Closing of an amount of coverage not less than the existing coverage and have other terms not materially less favorable to the insured Persons relative to the directors’ and officers’ liability insurance coverage maintained by the Company as of the date hereof; provided that Buyer shall only be required to an amount for such coverage equal to or less than three hundred percent (300%) of the last annual premium paid prior to the Closing Date under the Company’s existing directors and officers insurance policy (which such amount is set forth on Schedule 7.6(f) (the “Maximum Amount”)) and the cost of such policy that exceeds the Maximum Amount shall be a Company Transaction Expense.

(g)            The provisions of this Section 7.6: (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives; and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

(h)            In the event that Buyer, the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving company or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer and of the Surviving Entity shall assume all of the obligations of Buyer and the Surviving Entity set forth in this Section 7.6.

7.7            Publicity. No party hereto shall issue or cause the publication of any press release or public announcement concerning this Agreement or the Transactions without obtaining the prior written approval of Buyer, on the one hand, and, prior to the Closing, Parent, or after the Closing, the Equityholder Representative, on the other hand; provided that nothing herein will prohibit (a) any party from issuing or causing publication of any such press release or public announcement to the extent that such disclosure is, upon advice of counsel, required by Law, the SEC or any applicable securities exchange, in which case the party making such disclosure shall provide the other parties a reasonable opportunity to comment on such disclosure and shall consider any such comments in good faith, (b) Affiliates of Buyer, Michael V. Kadyan, Advent International, L.P., Bain Capital Ventures, Silversmith Capital Partners or their respective Affiliates from (i) communicating with the current or prospective limited partners of the investment funds managed by such parties or their respective Affiliates (provided that such existing and prospective limited partners and Affiliates are subject to customary confidentiality obligations), respectively, regarding this Agreement or the Transactions or (ii) disclosing the consummation of the Transactions, without disclosing the economic terms, on its website and otherwise in the ordinary course of their business (provided that such disclosure is consistent with the content of any press release or public announcement permitted by this Section 7.7). Notwithstanding the foregoing, following Closing and the public announcement of the Transactions (if any), the Equityholder Representative shall be permitted to announce that it has been engaged to serve as the Equityholder Representative in connection herewith as long as such announcement does not disclose any of the other terms hereof.

Strictly Confidential

7.8            Conduct of Buyer Prior to Closing. During the period commencing on the date of this Agreement and terminating on the earlier to occur of the Closing or the termination of this Agreement pursuant to and in accordance with Article IX, except (i) as required by applicable Law (including if the board of directors of Buyer determines, upon the advice of outside counsel to Buyer, that their fiduciary duties requires Buyer or its Subsidiaries to take such action), (ii) as otherwise contemplated by this Agreement or (iii) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned) (provided that consent shall be deemed to have been given if Parent does not object within five (5) Business Days from the date on which a request of such consent is delivered to the Designated Contacts), Buyer shall not, and shall cause its subsidiaries not to:

(a)            amend the Organization Documents of Buyer in a manner that would affect the Equityholders (as holders of the Buyer Common Stock following the First Effective Time) adversely relative to other holders of Buyer Common Stock;

(b)            authorize any action to wind up Buyer’s affairs or dissolve Buyer or any subsidiary material to Buyer and its subsidiaries taken as a whole;

(c)            engage in any action or activity that would require the Transactions to be subject to the vote or approval of the stockholders of Buyer under the rules of the applicable securities exchange on which the Buyer Common Stock is listed, the Organizational Documents of Buyer or applicable Law; or

(d)            enter into any legally binding commitment with respect to any of the foregoing.

7.9            Tax Matters.

(a)            Any Taxes attributable to any Straddle Period shall be allocated between the portion of such Straddle Period ending on the Closing Date and the portion of such period beginning after the Closing Date as follows: (i) Taxes, other than those referred to in clause (ii) below, shall be allocated by means of a deemed closing of the books and records of the Company as of the end of the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation or amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period and (ii) property and ad valorem Taxes attributable to a Straddle Period shall be allocated between such two portions of the Straddle Period in proportion to the number of days in each such portion of the Straddle Period.

Strictly Confidential

(b)            Neither Buyer nor any of its Affiliates shall (or, from and after the Closing, shall cause or permit the Company or any of its Affiliates to) make an election under Section 336 or Section 338 of the Code or any similar election (including under state, local or foreign Tax Law) with respect to the Merger. All Transfer Taxes shall be borne and paid by Buyer. Buyer shall procure any stock transfer stamps required by any Transfer Tax. All Transfer Taxes arising in connection with the Recapitalization Transactions shall be borne by Parent. The party required by Law to do so shall, at its own expense, timely file any Tax Return or other document with respect to such Transfer Taxes or fees (and the non-filing parties shall cooperate with respect thereto as reasonably requested by the filing party).

(c)      The parties acknowledge and agree that (i) for U.S. federal income tax purposes, (A) it is intended that the Mergers, taken together, constitute a single, integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code and (B) this Agreement is intended to constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Section 368(a) of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) and (ii) this Agreement provides for “fixed consideration” within the meaning of Treasury Regulations Section 1.368-1(e)(2)(iii) and this Agreement and the Buyer Stock Price satisfy the safe harbor requirements set forth under Revenue Procedure 2018-12, 2018-6 IRB 349 (“Rev. Proc. 2018-12”) (clauses (i) and (ii), the “Intended Tax Treatment”). For purposes of determining the “Buyer Stock Price,” (i) the “Safe Harbor Valuation Method” within the meaning of Rev. Proc. 2018-12 is the Average of the Daily Volume Weighted Average Prices (as described and as such terms are used in Section 4.01(1) of Rev. Proc. 2018-12); (ii) the “Measuring Period” within the meaning of Section 4.02 of Rev. Proc. 2018-12 is the five (5) consecutive trading days on the Nasdaq Global Select Market ending on (and including) July 21, 2025; (iii) the “specified exchange” within the meaning of Section 3.01(4)(a)(ii) of Rev. Proc. 2018-12 is the Nasdaq Global Select Market; and (iv) the “authoritative reporting source” within the meaning of Section 3.01(4)(a)(ii) of Rev. Proc 2018-12 is Bloomberg Finance L.P. No party shall take any position for Tax purposes inconsistent with the foregoing, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.(d)      Following the Mergers, Buyer together with the members of its qualified group (as such term is defined Treasury Regulations Section 1.368-1(d)), will continue the historic business of the Company or will use a significant portion of the Company’s historic business assets in its business or the business of members of its qualified group (as such terms are defined in Treasury Regulations Section 1.368-1(d)). Following the Mergers and in connection with the Mergers, neither Buyer nor any party related to Buyer, within the meaning of Treasury Regulations Section 1.368-1(e)(4) will acquire or redeem any of the Buyer Common Stock issued in the Mergers if the amount of cash received in respect of such acquired or redeemed Buyer Common Stock, when aggregated with the Closing Cash Consideration, would equal more than 50% of the Merger Consideration (each as adjusted pursuant to Section 3.4).

Strictly Confidential

7.10            R&W Insurance Policy. Buyer (or one of its Affiliates) shall obtain a representations and warranties insurance policy in respect of the representations and warranties contained in this Agreement or in any certificate or other instrument contemplated by or delivered in connection with this Agreement (such policy, a “R&W Insurance Policy”). All premiums, underwriting fees, brokers’ commissions and other costs and expenses related to such R&W Insurance Policy shall be borne solely by Buyer or such Affiliate. Such R&W Insurance Policy (a) shall not provide for any “seller retention” (as such phrase is commonly used in the representations and warranties insurance policy industry) and (b) shall expressly waive any claims of subrogation against the Company or Parent except in the case of Fraud.

7.11            Exclusive Dealings. From and after the date hereof through the earlier of the Closing or the termination of this Agreement in accordance with its terms, neither Parent nor the Company shall take, nor shall they permit any of their respective controlled Affiliates to and shall direct their respective equityholders and Representatives not to, take, any action to encourage, initiate, continue or engage in discussions or negotiations with, enter into any agreement with, or provide any information to, any Person (other than Buyer, either Merger Sub, their respective Affiliates and their respective Representatives) concerning any purchase, transfer or other disposition of Parent or any Acquired Company’s equity securities to such Person (other than such purchases, transfers or other dispositions with respect to equity securities held by employees or service providers of the Acquired Companies in connection with termination of employment or engagement), any merger or other business combination involving Parent or any Acquired Company, any sale of all or any portion of the assets of Parent or the Acquired Companies or any similar transaction involving Parent or the Acquired Companies (other than assets sold in the Ordinary Course of Business). Parent and the Company shall, or shall cause any of its controlled Affiliates or Representatives to, terminate data room access and request the return or destruction of all confidential information of Parent and the Acquired Companies previously furnished to any such parties (to the fullest extent permitted by and in accordance with the applicable confidentiality agreement with such party).

7.12            Employee Matters.

(a)            For a period of twelve (12) months following the Closing, Buyer shall provide, or shall cause to be provided, to each employee of any of the Acquired Companies (each a “Continuing Employee”), (i) annual base salary or wage rate, and annual cash incentive compensation opportunities, in each case, that are no less than the annual base salary or wage rate and annual cash incentive compensation opportunities provided to such Continuing Employee immediately prior to the Closing and (ii) employee benefits, including, without limitation, welfare benefits, retirement benefits, vacation and severance benefits, that, in each case, are substantially similar, in the aggregate, to the employee benefits provided to similarly situated employees of Buyer and its Affiliates. For purposes of eligibility to participate, vesting, vacation entitlement, severance and all other benefit entitlements under the employee benefit plans of Buyer providing benefits to Continuing Employees (the “Buyer Plans”), Buyer shall credit each Continuing Employee with his or her years of service with any Acquired Company and any predecessor entities, to the same extent as such Continuing Employee was entitled immediately prior to the Closing to credit for such service under any similar Company Benefit Plan; provided that such service crediting shall not operate (i) to cause any duplication of benefits; (ii) where such service was not recognized by the Acquired Companies under the comparable Company Benefit Plan immediately prior to Closing; (iii) for benefit accruals pursuant to any defined benefit pension plan; (iv) for purposes of vesting under any new equity or equity-based incentive arrangements; (v) for purposes of any retiree health or welfare plan; or (vi) where prior service is not recognized for similarly situated employees of Buyer and its Affiliates.

Strictly Confidential

(b)            Buyer shall, or shall cause one of its Affiliates to, use commercially reasonable efforts to (i) provide coverage for Continuing Employees and their eligible spouse and dependents under its or their retirement, medical, dental and other health and welfare plans without interruption of coverage, (ii) cause to be waived under any applicable Buyer Plan any pre-existing condition limitations, actively-at-work requirements, exclusions and waiting periods to the extent waived or not applicable under, or previously satisfied by such Continuing Employee under, the relevant Company Benefit Plan, and (iii) cause the Continuing Employees to be given credit under the applicable Buyer Plan for amounts paid during the plan year prior to the date on which such Continuing Employees commence participation in such Buyer Plan for purposes of applying deductibles, co-payments, co-insurance and out-of-pocket maximums.

(c)            The provisions contained in this Section 7.12 shall not (i) be treated as an amendment or other modification of any Company Benefit Plan or other employee benefit plan, agreement or other arrangement, (ii) limit the right of Buyer to terminate any employee at any time and for any reason or (iii) create any third party rights, benefits or remedies of any nature whatsoever in any employee of the any Acquired Company (or any beneficiaries or dependents thereof) or any other Person that is not a party to this Agreement.

7.13            Section 280G. To the extent that any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) has the right to receive any payments or benefits that constitute “parachute payments” (within the meaning of Section 280G(b)(2)(A) of the Code and the regulations thereunder), then, as soon as reasonably practicable following the date of this Agreement, but in no event later than five (5) Business Days prior to the Closing Date, the Company will, (a) use commercially reasonable efforts to obtain from each such “disqualified individual” a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that any remaining payments and/or benefits shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder), and (b) with respect to each individual who agrees to the waiver described in clause (a), submit to a vote of holders of the equity interests of the Company entitled to vote on such matters, and otherwise intended to meet the requirements of Section 280G(b)(5)(B) of the Code and the Treasury regulations thereunder, the right of any such “disqualified individual” to receive or retain the Waived 280G Benefits. At least five (5) Business Days prior to obtaining any waiver or soliciting stockholder approval, the Company shall provide Buyer with copies of the Section 280G analysis prepared by the Company or its advisors, the stockholder disclosure document, waivers and stockholder consents, for Buyer’s review and approval (which approval shall not be unreasonably withheld or delayed) and shall accept all reasonable comments made thereto by Buyer. Prior to the Closing Date, the Company shall deliver to Buyer evidence that a vote of holders of the equity interests of the Company was solicited in accordance with the foregoing provisions of this Section 7.13 and that either (i) the requisite number of votes were obtained with respect to the Waived 280G Benefits (the “Section 280G Approval”), or (ii) that the Section 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits shall not be made or provided. The parties acknowledge that this Section 7.13 shall not apply to any arrangements entered into at the direction of Buyer or between Buyer and its Affiliates, on the one hand, and a disqualified individual, on the other hand (“Buyer Arrangements”). In the event that Buyer provides to the Company, no less than fifteen (15) Business Days prior to the First Effective Time, a written description of any Buyer Arrangements and the value for purposes of Section 280G of the Code of such Buyer Arrangements, the Company shall include such description and value(s) in any materials disclosed to holders of Common Shares in connection with soliciting approval in accordance with this Section 7.13; provided, however, that compliance with the remainder of this Section 7.13 shall be determined as if such Buyer Arrangements had not been entered into. The parties hereto acknowledge that the Company cannot compel any disqualified individual to waive any existing rights under a Contract with the Company or any of the Company Subsidiaries and the Company shall not be deemed in breach of this Section 7.13 with respect to any disqualified individual who refuses to waive any such right.

Strictly Confidential

7.14            Recapitalization Transactions. Prior to the consummation of the Merger at the Closing, Parent and the Company shall complete the Recapitalization Transactions. None of Parent or the Acquired Companies shall materially modify the Recapitalization Transactions without Buyer’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Company shall provide Buyer a draft of the amendment to the certificate of incorporation of the Company to be filed in connection with the Recapitalization Transactions at least five (5) Business Days prior to Closing.

7.15            Stock Exchange Listing. Buyer shall use reasonable best efforts to cause the shares of Buyer Common Stock to be issued to the Equityholders as Closing Stock Consideration to be approved for listing on the applicable securities exchange on which the Buyer Common Stock is listed, subject to official notice of issuance, prior to the Closing Date.

7.16            Consents. During the Pre-Closing Period, the Parent and the Company, as necessary, shall use their respective reasonable best efforts to obtain the consent or approval (or waiver thereof) of any party to any Material Contract or any Person set forth on Schedule 5.3 that Buyer has provided prior written notice to the Company of; provided that no Acquired Company shall have any obligation to offer or pay any consideration or economic concession (and without Buyer’s prior approval, no Acquired Company shall offer or pay any consideration or economic concession) in order to obtain any such consents or approvals.

7.17            Termination of Related Party Agreements and Transactions. Prior to the Closing, except as set forth in Section 7.17 of the Schedules, the Company shall cause each Contract and arrangement between any of the Acquired Companies and any Related Party to be terminated and cease to be of any further force or effect and, if applicable, settled, eliminated and/or repaid in full without any further liability to any Acquired Company or its Affiliates effective at or prior to the Closing (such that, as of the Closing, there are no further claims, causes of action, losses, liabilities or other rights under any such Contract or arrangement).

7.18            Financing Assistance.

(a)            Prior to the Closing, the Company shall use its reasonable best efforts to provide to Buyer, and shall cause the Company’s Subsidiaries to use their respective reasonable best efforts to provide, and shall use its reasonable best efforts to cause its and its Subsidiaries’ representatives to provide to Buyer, at Buyer’s sole expense, all cooperation reasonably requested by Buyer and that is necessary and customarily required in connection with the Debt Financing; provided that such requested cooperation does not unreasonably interfere with the ongoing business operations of the Company or any of its Affiliates; provided, further, that, notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall (A) be required to pay any commitment or other similar fee, (B) have any liability or obligation under or in connection with the Debt Financing, any loan agreement and related documents (unless and until, in the case of any obligation thereunder, the Closing occurs), (C) be required to pass resolutions or consents to approve or authorize the execution of the Debt Financing or commit to taking any action, including entering into, executing or delivering any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement, (D) incur any liability in connection with the Debt Financing, (E) be required to take any action which causes any representation or warranty in this Agreement to be breached by the Company or any of its Affiliates, (F) be required to take any action that could reasonably be expected to (x) conflict with or violate the Company’s or any of its Subsidiaries’ organizational documents (to the extent any provision creating such conflict was not created in contemplation of the Debt Financing) or any Law or (y) result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or a default under, any Contract to which the Company or any of its Subsidiaries is a party on the date hereof, (G) be required to deliver any opinion of Company’s counsel, (H) be required to prepare any financial statements or information that are not readily available to the Company and prepared in the ordinary course of the Company’s or the Company’s financial reporting practice, (I) take any action that could reasonably be expected to cause any director, officer, employee or stockholder of the Company or any of its Affiliates to incur any personal liability, (J) make any representation, warranty or certification that, in the good faith determination of the Company, is not true or (K) be required to provide access to or disclose information that the Company or any of its Affiliates determine would jeopardize any attorney-client privilege or other applicable privilege or protection of the Company or any of its Affiliates; provided that in the event that the Company and/or its Subsidiaries do not provide information in reliance on the exclusion in this clause (K), the Company and/or its Subsidiaries shall use reasonable best efforts to provide notice to Buyer promptly upon obtaining knowledge that such information is being withheld (but solely if providing such no-tice would not violate such obligation of confidentiality). The Company hereby consents to the reasonable use of its and its Subsidiaries’ trademarks and logos in connection with the Debt Financing; provided, however, that such trademarks and logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and its or their trademarks.

Strictly Confidential

(b)            None of the Company, its Subsidiaries and its and their respective officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives shall be required to take any action that would subject such Person to actual or potential liability, to bear any out-of-pocket cost or expense (except to the extent such Person is promptly reimbursed) or to pay any commitment or other similar fee or make any other payment or incur any other liability or provide or agree to provide any indemnity in connection with the Debt Financing or their performance of their respective obligations under this Section 7.18 and any information utilized in connection therewith; provided that the provision above shall not apply to the Company or its Subsidiaries immediately after the occurrence of the Closing. Buyer shall (i) indemnify and hold harmless any Person in the Seller Group, the Company, its Subsidiaries and its and their respective officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing and the performance of their respective obligations under this Section 7.18, and any information utilized in connection therewith (other than to the extent such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties arose out of or resulted from the gross negligence, bad faith or willful misconduct of any Person in the Seller Group, Company or its Subsidiaries) and (ii) promptly upon written request of the Company, reimburse the Company and its Subsidiaries for all out-of-pocket costs and expenses incurred by the Company or its Subsidiaries (including those of its accountants, consultants, legal counsel, agents and other representatives) in connection with the cooperation required by this Section 7.18.

Strictly Confidential

(c)            Notwithstanding anything to the contrary herein, the failure of the Company to comply with this Section 7.18 shall not give rise to a failure of a condition precedent set forth in Section 8.2(c) or a termination right pursuant to Section 9.1(d), unless such failure was caused by a Willful Breach of this Section 7.18 by the Company.

(d)            Any information provided pursuant to this Section 7.18 shall be subject to Section 7.5.

Article VIII

CONDITIONS TO CLOSING

8.1            Conditions Precedent to Obligations of Buyer, Merger Subs, Parent and the Company. The respective obligations of Buyer, Merger Subs, Parent and the Company to consummate the Transactions are subject to the satisfaction, on or prior to the Closing, of each of the following conditions:

(a)            There shall not be in effect any Order by a Governmental Body of competent jurisdiction or Law, in each case, restraining, enjoining or otherwise prohibiting the consummation of the Transactions; and

(b)            Any waiting period applicable to the Transactions under the HSR Act (and any extension thereof) shall have expired.

8.2            Conditions Precedent to Obligations of Buyer and Merger Subs. The obligations of Buyer and Merger Subs to consummate the Transactions are subject to the satisfaction, on or prior to the Closing, of each of the following conditions (any or all of which may be waived by Buyer in whole or in part to the extent permitted by applicable Law):

(a)            No Material Adverse Effect shall have occurred since the date hereof;

(b)            (i) The representations and warranties of Parent set forth in Article IV and the Company set forth in Article V, other than the Company Fundamental Representations and the representation and warranty set forth in Section 5.8(a)(i), shall be true and correct (without giving effect to any “materiality”, “Material Adverse Effect” or similar qualifiers contained in any of such representations and warranties) as if made on and as of the Closing (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date), except where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect; (ii) the Company Fundamental Representations shall be true and correct in all material respects (other than Section 4.3 and Section 5.4) as of the Closing as if made on and as of the Closing (except to the extent that any such Company Fundamental Representation, by its terms, is expressly limited to a specific date, in which case, as of such specific date); (iii) the Company Fundamental Representations set forth in Section 4.3 and Section 5.4 shall be true and correct in all but de minimis respects as of the Closing as if made on and as of the Closing (except to the extent that any such Company Fundamental Representation, by its terms, is expressly limited to a specific date, in which case, as of such specific date); and (iv) the representation and warranty of the Company set forth in Section 5.8(a)(i) shall be true and correct in all respects as of the Closing; and

Strictly Confidential

(c)            Each of Parent and the Company shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing.

8.3            Conditions Precedent to Obligations of Parent and the Company. The obligations of Parent and the Company to consummate the Transactions are subject to the satisfaction, on or prior to the Closing, of each of the following conditions (any or all of which may be waived by Parent in whole or in part to the extent permitted by applicable Law):

(a)            (i) The representations and warranties of Buyer and Merger Subs set forth in Article VI, other than the Buyer Fundamental Representations, shall be true and correct (without giving effect to any “materiality”, “material adverse effect”, or similar qualifiers contained in any of such representations and warranties) as of the Closing as if made on and as of the Closing (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date), except for where the failure of such representations and warranties to be so true and correct would not (A) have a material adverse effect on the ability of Buyer or either Merger Sub to perform its obligations under this Agreement or (B) otherwise prevent, hinder, or delay the consummation of the Transactions and (ii) the Buyer Fundamental Representations shall be true and correct in all material respects as of the Closing as if made on and as of the Closing (except to the extent that any such Buyer Fundamental Representation, by its terms, is expressly limited to a specific date, in which case, as of such specific date);

(b)            Each of Buyer and each Merger Sub shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Buyer or either Merger Sub on or prior to the Closing; and

(c)            The shares of Buyer Common Stock to be issued to the Equityholders as Closing Stock Consideration shall have been approved for listing on the applicable securities exchange on which the Buyer Common Stock is listed, subject to official notice of issuance.

8.4            Frustration of Closing Conditions. None of Parent, the Company, Buyer or either Merger Sub may rely, either as a basis for terminating this Agreement and abandoning the Transactions, on the failure of any condition set forth in Sections 8.1, 8.2, or 8.3, as the case may be, to be satisfied if such failure was caused by any material breach of a covenant, agreement, representation, or warranty of this Agreement by such party.

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Article IX

TERMINATION

9.1            Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a)            by mutual written consent of Parent and Buyer;

(b)            by Parent or Buyer, by written notice to the other party, if:

(i)            the Closing has not occurred on or before November 23, 2025 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to a party that is in breach in any material respect of any of its obligations hereunder; or

(ii)            there shall be in effect a final non-appealable Order of a Governmental Body of competent jurisdiction or Law, in each case, restraining, enjoining or otherwise prohibiting the consummation of the Transactions; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to a party if such Order was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(c)            by Parent, by written notice to Buyer, if there shall have been a breach by Buyer or either Merger Sub of any of their representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 8.3 and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (i) thirty (30) Business Days after providing written notice of such breach to Buyer and (ii) the Termination Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(c) if Parent or the Company is then in breach of this Agreement and such breach would result in the failure of any of the conditions set forth in Section 8.1 or Section 8.2; or

(d)            by Buyer, by written notice to Parent, if there shall have been a breach by Parent or the Company of any of their representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 8.2, and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (i) thirty (30) Business Days after providing written notice of such breach to Parent and (ii) the Termination Date; provided that Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if Buyer or either Merger Sub is then in breach of this Agreement and such breach would result in the failure of any of the conditions set forth in Section 8.1 or Section 8.3.

9.2            Effect of Termination. In the event that this Agreement is validly terminated in accordance with Section 9.1, this Agreement shall immediately become null and void and the parties hereto shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Buyer, either Merger Sub, the Company or Parent; provided that (i) nothing herein will relieve any party hereto from any liability, damages or obligations (which the parties hereto acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and, in the case of liabilities or damages payable by Buyer or either Merger Sub, may include the benefits of the transactions contemplated by this Agreement lost by the Company and Parent (taking into consideration all relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of the Company and Parent) to any other party for Fraud or any Willful Breach by such party hereto of its representations, warranties, covenants or agreements set forth in this Agreement occurring prior to such terminations, and (ii) the Confidentiality Agreement and the provisions of this Section 9.2 and Article X hereof shall survive any such termination and remain valid and binding obligations of each of the parties. Notwithstanding the foregoing, no Person’s obligations or liability pursuant to this Section 9.2 shall exceed the Enterprise Value.

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Article X

MISCELLANEOUS

10.1            Survival. None of the representations and warranties of any party contained in this Agreement or any of the other Transaction Documents (including any certificate to be delivered pursuant to this Agreement) and none of the covenants of any party required to be performed by such party before the Closing shall survive the Closing, and thereafter none of the parties hereto or any of their Affiliates or any of their respective Representatives shall have any liability whatsoever with respect to any such representation, warranty, covenant or agreement, and no claim for breach of any such representation or warranty, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought after the Closing with respect thereto except with respect to claims for Fraud committed by such party with respect to any representation or warranty made by such party contained herein, which claims for Fraud shall survive the Closing until 30 days after the expiration of the applicable statute of limitations. The provisions of this Section 10.1 will not, however, prevent or limit a cause of action under Section 10.12 to obtain an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof. Unless otherwise indicated, the covenants and agreements set forth in this Agreement which by their terms are required to be performed after the Closing shall survive the Closing until such covenants or agreements have been performed or satisfied.

10.2            Expenses. Whether or not the Transactions are consummated, and except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees, costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement or the Transactions (including legal, accounting and other professional fees). Without limiting the foregoing, Buyer will pay and be solely responsible for (i) Transaction-related fees and expenses of Buyer and any of its Affiliates (including the Surviving Entity following Closing), (ii) all fees and expenses of the Escrow Agent, to the extent not waived, (iii) subject to the limitations in Section 7.6(f), any fees and expenses associated with acquiring any “run-off” or “tail” policy purchased by the Surviving Entity or the Company pursuant to Section 7.6(f), (iv) all filing fees payable under the HSR Act and any other Antitrust Laws and (v) all premiums, underwriting fees, brokers’ commissions and other costs and expenses related to such R&W Insurance Policy.

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10.3            Governing Law; Jurisdiction; Consent to Service of Process; Waiver of Jury.

(a)            This Agreement and all Related Claims shall be governed by, construed and enforced in accordance with the internal Laws of the State of Delaware, without giving effect to any Laws, provisions or rules (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware and without regard to any borrowing statute that would result in the application of the statutes of limitations or repose of any other jurisdiction. In furtherance of the foregoing, the Laws of the State of Delaware will control even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive or procedural law of some other jurisdiction would ordinarily or necessarily apply.

(b)            Subject to the provisions of Section 3.4(c) of this Agreement, each of the parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware sitting in Wilmington, Delaware (or if such court declines to exercise such jurisdiction in any appropriate state or federal court in the State of Delaware sitting in Wilmington, Delaware) over all Related Claims and the parties hereto hereby irrevocably agree that all Related Claims shall be heard and determined in such court. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. The parties hereto agree that a final judgment with respect to any such Related Claim shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(c)            Each of the parties hereto hereby consents to process being served by any party to this Agreement in any Legal Proceeding by the delivery of a copy thereof (other than by e-mail) in accordance with the provisions of Section 10.6.

(d)            EACH PARTY HERETO ACKNOWLEDGES THAT ANY ACTION OR LEGAL PROCEEDING, DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY RELATED CLAIM IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION, LEGAL PROCEEDING OR RELATED CLAIM. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.3(d).

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10.4            Entire Agreement.

(a)            The Transaction Documents (including the respective Exhibits and Schedules hereto and thereto) and the Confidentiality Agreement contain the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and thereof, and supersede all prior and contemporaneous agreements, discussions, negotiations, correspondence, communications, undertakings and understandings among the parties with respect to such subject matter. The parties hereto have voluntarily agreed to define their rights, liabilities and obligations with respect to the Transactions exclusively in contract pursuant to the express terms and provisions of the Transaction Documents, and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in the Transaction Documents. Furthermore, the parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations; the parties specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of ordinary parties in an arm’s-length transaction.

(b)            Except for the Equityholder Representative’s rights against the Equityholders under Section 10.15, the sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein, made in connection herewith or as an inducement to enter into this Agreement) or any claim or cause of action otherwise arising out of or related to the Transactions shall be those remedies available at law or in equity for breach of contract against the parties to this Agreement only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement), and the parties hereby agree that neither party hereto shall have any remedies or causes of action (whether in contract, tort, statute or otherwise) for any statements, communications, disclosures, failures to disclose, representations or warranties not explicitly set forth in this Agreement.

(c)            Buyer and each Merger Sub acknowledge and agree that no Representative of any of the Acquired Companies has any authority, express or implied, to make any representations, warranties, covenants or agreements not specifically set forth in this Agreement (or in the certificates delivered pursuant to this Agreement) and subject to the limited remedies provided in this Agreement.  All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth herein. No Person is asserting the truth of any factual statements contained in any representation and warranty set forth in this Agreement; rather, the parties have agreed that should any representations and warranties of any party prove inaccurate, the other party shall have the specific remedies herein specified as the exclusive remedy therefor.

10.5            Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed by Buyer, on the one hand, and, prior to the Closing, Parent, or after the Closing, the Equityholder Representative, on the other hand. No waiver by any party of any provision of this Agreement or any breach of this Agreement hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the party making such waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

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10.6            Notices. All notices, requests, instruction, demands and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) on the date sent by e-mail (provided such e-mail does not generate an error message or notice of non-delivery) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (iii) when received by the addressee if sent by nationally recognized overnight delivery service (with written confirmation of receipt), in each case, at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

If to Parent or the Company (prior to Closing), as set forth on Schedule B.

If to Buyer, Merger Subs, the Surviving Corporation or the Surviving Entity, to:

Waystar Holding Corp.

1550 Digital Drive, #300

Lehi, Utah 84043

Attention: Gregory R. Packer

E-mail: greg.packer@waystar.com

With a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Michael T. Holick; Mark Myott

E-mail: mholick@stblaw.com; mark.myott@stblaw.com

If to the Equityholder Representative, to:

Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, CO 80202
Attention: Managing Director
Email: deals@srsacquiom.com
Telephone: (303) 648-4085

10.7            Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other conditions, terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

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10.8            Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party hereto, directly or indirectly (by operation of Law or otherwise), without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided Buyer may collaterally assign its rights, but not its duties, under this Agreement to any of its sources of Debt Financing. No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations.

10.9            No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights, remedies or claims of any nature upon any Person other than the parties hereto and their respective successors or permitted assigns, except for the rights of: (i) Equityholders, following the First Effective Time, to receive the consideration payable hereunder in accordance with Article II; (ii) the Indemnitees as set forth in Section 7.6; (iii) the Non-Parties as set forth in Section 10.11 (iv) the Secondary Indemnitors as set forth in Section 7.6(b); (v) the Engaged Counsel as set forth in Section 10.10 and (vi) the Seller Released Parties as set forth in Section 10.13. All of the Persons identified as third-party beneficiaries in the immediately preceding sentence shall be entitled to enforce such provisions and to avail themselves of the benefits of any remedy for any breach of such provisions, all to the same extent as if such Persons were parties to this Agreement.

10.10            Legal Representation.

(a)            Buyer hereby agrees, on behalf of itself, its respective directors, members, partners, officers, employees and Affiliates, and its respective successors and assigns (all such parties, the “Waiving Parties”), that each of Weil, Gotshal & Manges LLP (or any successor) (“Weil”) and Queen Saenz + Schutz PLLC (“QS+S” and, together with Weil, the “Engaged Counsel”) may represent the Equityholders, the Equityholder Representative and any of their respective directors, equityholders, members, partners, officers, employees or Affiliates (collectively, the “Seller Group”) after the Closing, including with respect to disputes in which the interests of the Seller Group may be directly adverse to the Waiving Parties, and hereby irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto.

(b)            Each of Buyer and the Company (and the Surviving Corporation after the First Effective Time and the Surviving Entity after the Second Effective Time), on behalf of its itself and the Waiving Parties, hereby irrevocably acknowledge and agree that all communications, written or oral, between any of the Acquired Companies (prior to the Closing), any Person in the Seller Group and its counsel, including the Engaged Counsel, to the extent related to the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, any Transaction Documents or the Transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Surviving Entity notwithstanding the Closing, and instead survive, remain with and are controlled by the Equityholder Representative (the “Privileged Communications”), without any waiver thereof.

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(c)            Each of Buyer and the Company (and the Surviving Corporation after the First Effective Time and the Surviving Entity after the Second Effective Time), on behalf of itself and the Waiving Parties, hereby further agree (i) that no Person may use or rely on any of the Privileged Communications, whether located in the records or email server of the Surviving Entity, an Acquired Company or otherwise (including in the knowledge of the officers and employees), in any dispute or Legal Proceedings against or involving any of the parties after the Closing, (ii) not to assert that any privilege has been waived as to the Privileged Communications, whether located in the records or email server of the Surviving Entity, an Acquired Company or otherwise (including in the knowledge of the officers and employees) and (iii) not to take any action that would result in any subsequent waiver of the privilege respecting the Privileged Communications.

10.11            Non-Recourse. This Agreement may only be enforced against, and any Related Claims may only be made or asserted against (and are expressly limited to) the Persons that are expressly identified as the parties hereto in the preamble to and signature pages of this Agreement and solely in their capacities as such. No Person who is not a party hereto, including any current, former or future Affiliate or Representative of any party hereto or any current, former, or future Affiliate or Representative of any of the foregoing (such Persons, collectively, but specifically excluding the parties hereto, “Non-Parties”), shall have any liability (whether at law or in equity, based upon contract, tort, statute or otherwise) for obligations or liabilities arising under, in connection with or related to this Agreement or for any Related Claim and each party hereto hereby irrevocably waives and releases all such liabilities, obligations and Related Claims against any such Non-Party. Without limiting the rights of any party hereto against the other parties hereto as set forth herein, in no event shall any party hereto, any of its Affiliates or any Person claiming by, through or on behalf of any of them institute any Related Claim against any Non-Party. Notwithstanding the foregoing, solely as between the Equityholder Representative and the Equityholders, the foregoing provisions of this Section 10.11 shall not apply to Section 10.15, which shall be binding upon, and enforceable by the Equityholder Representative against, the Equityholders in its entirety. In no event shall any Person be liable for the Fraud of any other Person, and a claim for Fraud may only be asserted against the Person that committed such Fraud.

10.12            Specific Performance.

(a)            The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or legal remedies would not be an adequate remedy for any such damages. Therefore, it is accordingly agreed that prior to the termination of this Agreement in accordance with Section 9.1, each party shall be entitled to an injunction or injunctions to prevent or restrain any breach or threatened breach of this Agreement by any other party and to enforce specifically the terms and provisions of this Agreement, to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of any other party, in any court of competent jurisdiction, and appropriate injunctive relief shall be granted in connection therewith. Such remedies shall be in addition to and not in substitution for any other remedy to which such party is entitled at law or in equity. If any party brings any action to enforce specifically the performance of the terms and provisions hereof by any other party, the Termination Date shall be automatically extended by (i) the amount of time during which such action is pending, plus twenty (20) Business Days or (ii) such other time period established by the court presiding over such action.

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(b)            Each party hereto hereby waives (i) any defenses in any action for specific performance, and agrees not to oppose the granting of an injunction, specific performance or other equitable relief as provided herein, on the basis that (A) the other party has an adequate remedy at law or (B) an award of specific performance is not an appropriate remedy for any reason at law or in equity and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

(c)            The parties hereto agree that (i) by seeking the remedies provided for in this Section 10.12, no party shall in any respect waive its right to seek at any time any other form of relief that may be available to it under this Agreement or any other Transaction Document (including monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 10.12 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 10.12 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 10.12 prior to or as a condition to exercising any termination right under Article IX, nor shall the commencement of any Legal Proceeding pursuant to this Section 10.12 or anything set forth in this Section 10.12 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article IX or pursue any other remedies under this Agreement any other Transaction Document that may be available then or thereafter. In no event shall Parent or the Company be entitled to receive both monetary damages to which it is entitled pursuant to this Agreement and a grant of specific performance of the consummation of the Transactions.

10.13            Release. Effective as of the Closing Date, except for (x) any rights or obligations under this Agreement or the other Transaction Documents and (y) with respect to any claims against any Person that was or is an employee of any of the Acquired Companies solely to the extent relating to such Person’s employment (including pursuant to any employment, equity award or similar agreement), each of Buyer and the Company (and the Surviving Corporation after the First Effective Time and the Surviving Entity after the Second Effective Time) on behalf of itself and each of their respective Affiliates (including the Company Subsidiaries) and each of its current, former and future officers, directors, employees, partners, members, advisors, successors and assigns (collectively, the “Buyer Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges the Equityholders, their respective Affiliates and each of their respective current, former and future officers, directors, managers, employees, partners, members, advisors, successors and assigns (collectively, the “Seller Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity which the Buyer Releasing Parties may have against each of the Seller Released Parties, now has or in the future may have, in respect of any cause, matter or thing relating to the ownership of Common Shares by the Seller Released Parties, in each case, occurring or arising on or prior to the date of the Closing Date, but, to the extent applicable, only to the extent that such cause, matter or thing does not otherwise constitute Fraud. Each Buyer and the Company, on behalf of itself and each Buyer Releasing Party, covenant and agree that no Buyer Releasing Party shall assert any such claim against the Seller Released Parties.

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10.14            Counterparts. This Agreement may be executed in one or more counterparts including by facsimile or other means of electronic transmission, such as by electronic mail in “.pdf” form, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

10.15            Equityholder Representative.

(a)            Designation. The Equityholder Representative is hereby authorized to serve as of the Closing as the representative, agent, proxy and attorney-in-fact of each Equityholder with respect to the matters set forth in this Agreement, the Escrow Agreement, the Paying Agent Agreement and the other Transaction Documents.

(b)            Authority. Each Equityholder, by their (i) acceptance of any portion of the Merger Consideration or (ii) execution and delivery of a Letter of Transmittal pursuant to the terms of this Agreement irrevocably appoints the Equityholder Representative as the representative, agent, proxy and attorney-in-fact for such Equityholder for all purposes of this Agreement, the Escrow Agreement, the Paying Agent Agreement and any other Transaction Documents, including the full power and authority on such Equityholder’s behalf to (A) consummate the Transactions, (B) make any determinations and settle any matters in connection with the adjustment of the Merger Consideration contemplated by Article III (C) cause the Paying Agent to distribute any funds payable by Buyer hereunder which are for the account of the Equityholders (if any), (D) to deduct and/or hold back any funds which may be payable to any Equityholder pursuant to the terms of this Agreement in order to pay, or establish a reserve for, any amount which may be payable by such Equityholder hereunder, (E) instruct the Escrow Agent to release any amounts from the Adjustment Escrow Account as permitted by this Agreement or the Escrow Agreement, (F)  give or receive notice under this Agreement, to execute and deliver on behalf of such Equityholder any amendment to the terms hereof or grant any waiver, consent or approval by the Equityholders under this Agreement, (G) take all other actions to be taken by or on behalf of such Equityholder in connection herewith, (H) retain funds for reasonably anticipated expenses and liabilities, and (I) do each and every act and exercise any and all rights which such Equityholder or the Equityholders collectively are permitted or required to do or exercise in connection with this Agreement, the Escrow Agreement, the Paying Agent Agreement and any other Transaction Document. The Equityholder Representative shall act for the Equityholders on all of the matters set forth in this Agreement, the Paying Agent Agreement and the Escrow Agreement in the manner the Equityholder Representative believes to be in the best interest of the Equityholders. All decisions, actions or omissions, consents or instructions by the Equityholder Representative made in accordance with the authority granted to it hereunder shall be binding upon all of the Equityholders, and no Equityholder shall have the right to object, dissent, protest or otherwise contest the same. For the avoidance of doubt, Buyer and Merger Subs shall be entitled to rely on the decisions, actions or omissions, consents or instructions, to the extent authorized hereunder, of the Equityholder Representative.

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(c)            Expense Reimbursement and Representative Holdback Amount.

(i)            Each Equityholder that receives any Merger Consideration hereunder further agrees that they shall promptly reimburse the Equityholder Representative for such Equityholder’s Pro Rata Share of any payment obligations, fees or expenses incurred by the Equityholder Representative in exercising its authority hereunder and taking any actions pursuant to the terms and conditions of this Agreement or the other Transaction Documents; provided that the Equityholder Representative shall first make payment of such fees and expenses from the Expense Reserve Holdback Amount.

(ii)            The Equityholder Representative will hold the Expense Reserve Holdback Amount in a segregated account with a Federal Deposit Insurance Corporation insured institution in a segregated account separate from the Equityholder Representative corporate funds and Equityholder Representative will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. The Equityholders will not receive any interest or earnings on the Expense Reserve Holdback Amount and irrevocably transfer and assign to the Equityholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Equityholder Representative will not be liable for any loss of principal of the Expense Reserve Holdback Amount other than as a result of its Fraud, gross negligence or willful misconduct.

(iii)            The Expense Reserve Holdback Amount shall be retained by the Equityholder Representative for such time as the Equityholder Representative shall determine subject to the following sentence. As soon as practicable following the completion of the Equityholder Representative’s responsibilities, the Equityholder Representative will deliver the aggregate amount of funds remaining in the Expense Reserve Holdback Account to the Paying Agent, for the benefit of and distribution to, the Equityholders and the Paying Agent shall pay to each Equityholder, with respect to each Common Share outstanding immediately prior to the First Effective Time held by such Equityholder for which a duly executed Letter of Transmittal has been properly delivered pursuant to this Agreement, an amount equal to the Expense Reserve Holdback Release Amount Per Share.

(iv)            For Tax purposes, the Expense Reserve Holdback Amount will be treated as having been received and voluntarily set aside by the Equityholders at the time of Closing.

(d)            Replacement. The Equityholder Representative may resign at any time. In the event that the Equityholder Representative becomes unable to perform its responsibilities hereunder or resigns from such position, the Equityholders (or, if applicable, their respective heirs, legal representatives, successors and assigns) who held a majority of the voting power represented by the capital stock of the Company issued and outstanding immediately prior to the First Effective Time shall select another representative to fill such vacancy, and such substituted representative shall be deemed to be the Equityholder Representative for all purposes of this Agreement.

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(e)            Exculpation.

(i)            The Equityholder Representative will incur no liability of any kind with respect to any action or omission by the Equityholder Representative in connection with the Equityholder Representative’s services pursuant to this Agreement and any other Transaction Document while acting in good faith, except in the event such liability primarily results from the Equityholder Representative’s Fraud, gross negligence or willful misconduct. The Equityholder Representative shall not be liable for any action or omission reasonably take pursuant to the advice of counsel. Buyer agrees that it will not look to the personal assets of the Equityholder Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the Acquired Companies (pre-Closing) or the Equityholders.

(ii)            The Equityholders will, severally (based on their respective Pro Rata Shares; provided, that in all cases the indemnity coverage provided to the Equityholder Representative shall sum to 100%) but not jointly with the other Equityholders, indemnify, defend and hold harmless the Equityholder Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including reasonable and documented out-of-pocket fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Equityholder Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided that in the event that any such Representative Loss is finally adjudicated to have been primarily caused by the bad faith, Fraud, gross negligence or willful misconduct of the Equityholder Representative, the Equityholder Representative will reimburse the Equityholders the amount of such indemnified Representative Loss to the extent attributable to such bad faith, Fraud, gross negligence or willful misconduct. If not paid directly to the Equityholder Representative by the Equityholders, any such Representative Losses may be recovered by the Equityholder Representative from (i) the Expense Reserve Holdback Amount and (ii) any other funds that become payable to the Equityholders at or following the Closing under this Agreement at such time as such amounts would otherwise be distributable to the Equityholders; provided that while this section allows the Equityholder Representative to be paid from the aforementioned sources of funds, this does not relieve the Equityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Equityholder Representative from seeking any remedies available to it at law or otherwise. In no event will the Equityholder Representative be required to advance its own funds on behalf of the Equityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of the Equityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Equityholder Representative under this Section 10.15.

(iii)            This Section 10.15(e) will survive the Closing, the resignation or removal of the Equityholder Representative or the termination of this Agreement.

(f)            Irrevocability; Successors. The provisions of this Section 10.15 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Equityholder may have in connection with the Transactions. The provisions of this Section 10.15 shall be binding upon the heirs, legal representatives, successors and assigns of each Equityholder, and any references in this Agreement to an Equityholder shall mean and include the successors to the rights of the Equityholders hereunder, whether pursuant to testamentary disposition, the Laws of descent and distribution or otherwise.

** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK **

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers, as of the date first written above.

BUYER:

WAYSTAR HOLDING CORP.

By:	/s/ Matthew J. Hawkins
Name: Matthew J. Hawkins
Title: Chief Executive Officer

REVERSE MERGER SUB:

MORTON MERGER SUB 1, INC.

By:	/s/ Matthew J. Hawkins
Name: Matthew J. Hawkins
Title: Chief Executive Officer

FORWARD MERGER SUB:

ISOTOPE HOLDING, LLC

By:	/s/ Matthew J. Hawkins
Name: Matthew J. Hawkins
Title: Chief Executive Officer

THE COMPANY:

IODINE SOFTWARE HOLDINGS, INC.

By:	/s/ William Chan
Name: William Chan
Title: President and Chief Executive Officer

[Signature Page to Merger Agreement]

PARENT:

IODINE SOFTWARE PARENT, LLC

By:	/s/ William Chan
Name: William Chan
Title: President and Chief Executive Officer

EQUITYHOLDER REPRESENTATIVE:

SHAREHOLDER REPRESENTATIVE SERVICES LLC

By:	/s/ Sam Riffe
Name: Sam Riffe
Title: Managing Director

[Signature Page to Merger Agreement]